STOCK PURCHASE AGREEMENT

                         dated as of December 27, 1996

                                by and between

                          ANDREWS GROUP INCORPORATED

                                      and

                        MARVEL ENTERTAINMENT GROUP, INC




                             TABLE OF CONTENTS

                                                                  Page

                                 ARTICLE I
                                DEFINITIONS

          1.1      Defined Terms . . . . . . . . . . . . . . . . .   1
          1.2      Other Definitional Provisions . . . . . . . . .   3

                                 ARTICLE II
                      SALE AND PURCHASE OF THE SHARES

          2.1      Purchase and Sale of the Shares . . . . . . . .   3
          2.2      Consideration . . . . . . . . . . . . . . . . .   3
          2.3      Closing . . . . . . . . . . . . . . . . . . . .   4
          2.4      Deliveries by Reorganized Seller  . . . . . . .   4
          2.5      Deliveries by Purchaser . . . . . . . . . . . .   4

                                ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF SELLER

          3.1      Organization  . . . . . . . . . . . . . . . . .   5
          3.2      Authority . . . . . . . . . . . . . . . . . . .   5
          3.3      Capitalization  . . . . . . . . . . . . . . . .   5
          3.4      Acceptance of the Plan  . . . . . . . . . . . .   6

                                 ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF PURCHASER

          4.1      Organization  . . . . . . . . . . . . . . . . .   6
          4.2      Authority; Enforceability . . . . . . . . . . .   6
          4.3      Funds . . . . . . . . . . . . . . . . . . . . .   6
          4.4      Status and Investment Intent  . . . . . . . . .   6

                                 ARTICLE V
                                 COVENANTS

          5.1      Reasonable Best Efforts . . . . . . . . . . . .   7
          5.2      Capitalization  . . . . . . . . . . . . . . . .   8
          5.3      No Changes To Plan  . . . . . . . . . . . . . .   8
          5.4      Expenses  . . . . . . . . . . . . . . . . . . .   8
          5.5      Further Assurances  . . . . . . . . . . . . . .   8

                                 ARTICLE VI
                         CONDITIONS TO THE CLOSING

          6.1      Conditions to the Obligations of Each Party . .   9
          6.2      Additional Conditions to the Obligations of
                   Purchaser . . . . . . . . . . . . . . . . . . .   9
          6.3      Additional Conditions to the Obligations of
                   Seller  . . . . . . . . . . . . . . . . . . . .  11

                                ARTICLE VII
                                TERMINATION

          7.1      Termination . . . . . . . . . . . . . . . . . .  11
          7.2      Effect of Termination . . . . . . . . . . . . .  12

                                ARTICLE VIII
                               MISCELLANEOUS

          8.1      Survival of Representations and Warranties;
                   Indemnification . . . . . . . . . . . . . . . .  13
          8.2      Notices . . . . . . . . . . . . . . . . . . . .  13
          8.3      Interpretation  . . . . . . . . . . . . . . . .  14
          8.4      No Third Party Beneficiaries  . . . . . . . . .  15
          8.5      Amendment . . . . . . . . . . . . . . . . . . .  15
          8.6      Extension; Waiver . . . . . . . . . . . . . . .  15
          8.7      Entire Agreement  . . . . . . . . . . . . . . .  15
          8.8      Successors and Assigns  . . . . . . . . . . . .  15
          8.9      Governing Law . . . . . . . . . . . . . . . . .  15
          8.10     Counterparts  . . . . . . . . . . . . . . . . .  15




                           STOCK PURCHASE AGREEMENT

               STOCK PURCHASE AGREEMENT, dated as of December 27,
     1996, by and between ANDREWS GROUP INCORPORATED, a Delaware corporation ("Purchaser"), and MARVEL ENTERTAINMENT GROUP, INC., a Delaware corporation ("Seller").

               WHEREAS, the Board of Directors of Seller (the "Board of Directors") has considered various strategic transaction alternatives involving Seller and has determined that a restructuring transaction pursuant to a plan of reorganization (the "Plan") under Chapter 11 of the United States Bankruptcy Code ("Chapter 11") will maximize the value of Seller as a whole;

               WHEREAS, Purchaser desires to make an investment in conjunction with the Plan and in exchange for an equity interest in Seller following its reorganization pursuant to the Plan (the "Reorganized Seller");

               WHEREAS, Seller and Purchaser desire to cooperate in the formulation of the Plan substantially in the form annexed hereto as Exhibit A, with such changes as may be acceptable to Purchaser, a disclosure statement pertaining to the Plan (the "Disclosure Statement"), and the confirmation and consummation of the Plan; and

               WHEREAS, as a part of the Plan, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Reorganized Seller, that number of newly issued shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock"), of Reorganized Seller, on the terms and subject to the conditions set forth in this Agreement, such that upon issuance and after giving effect to the terms of the Plan and all distributions thereunder, the Shares shall constitute 80.8% of the outstanding Common Stock of Reorganized Seller.

               NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, intending to be legally bound thereby, the parties hereto agree as follows:

                                 ARTICLE I

                                DEFINITIONS

               1.1 Defined Terms. For purposes of this Agreement (including the schedules and exhibits hereto), the terms defined in this Agreement shall have the respective meanings specified in the Preamble hereof; in addition, the following terms shall have the following meanings:

               "Agreement": this Stock Purchase Agreement, as amended, modified or supplemented from time to time.

               "Bankruptcy Court": the United States Bankruptcy Court for the District of Delaware.

               "business day": any day, other than a Saturday or Sunday, on which banks in New York are required to be open for the conduct of business.

               "Cash Component": that portion, if any, of the Purchase Price that Purchaser elects to pay in cash pursuant to Section 2.2.

               "Closing": the Closing of the sale of the Shares, as set forth in Section 2.3.

               "Closing Date": the date of the Closing, as set forth in Section 2.3.

               "Damages": any and all losses, liabilities, damages, costs and expenses.

               "Governmental Authority": any nation or government, any state or other political subdivision thereof and any entity (including, without limitation, a court) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

               "Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever and any restriction on the Shares pursuant to a voting, stockholders or similar agreement or any other restriction on the Shares of any kind, other than those imposed by applicable securities laws.

               "New Bank Credit Agreements": collectively the credit facilities provided by The Chase Manhattan Bank, as administrative agent for a syndicate of banks, (A) in the aggregate amount of $160 million for Toy Biz and (B) for Reorganized Seller in amounts and subject to the terms and conditions described in the Disclosure Statement and Plan.

               "person": an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

               "Purchase Price": the $365,000,000 payable for the Shares, as set forth in Section 2.2.

               "Special Committee":  the Special Committee of the
          Board of Directors of Seller.

               "Stock Component": that portion, if any, of the Purchase Price that Purchaser elects to pay in Toy Biz
          Common Stock pursuant to Section 2.2.

               "Toy Biz Common Stock": the Class A common stock, par value $.01 per share, of Toy Biz.

               "Toy Biz":  Toy Biz, Inc., a Delaware corporation.

               1.2 Other Definitional Provisions. (a) The words "hereof," "herein" and "hereunder" and other words of similar import when used in this Agreement shall refer to this Agreement and the schedules and exhibits hereto as a whole and not to any particular part or subdivision thereof, and Section references are to this Agreement unless otherwise specified.

               (b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms, and the words of either gender shall include the other gender where appropriate.

                                 ARTICLE II

                      SALE AND PURCHASE OF THE SHARES

               2.1 Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined in Section 2.3 hereof), Reorganized Seller shall issue to Purchaser, and Purchaser shall purchase, acquire and accept from Reorganized Seller, all of the Shares.

               2.2 Consideration. (a) Upon the terms and subject to the conditions of this Agreement, in consideration of the aforesaid issuance of the Shares, Purchaser shall pay to Reorganized Seller the Purchase Price. The Purchase Price shall be payable, at the option of Purchaser, in (i) cash, (ii) shares of Toy Biz Common Stock, or (iii) subject to the last sentence of
     Section 2.2(b), any combination of (i) and (ii).

               (b) For purposes of this Agreement, each share of Toy Biz Common Stock, if any, paid by Purchaser as part or all of the Purchase Price shall be valued at the price actually paid by Purchaser to acquire such Toy Biz Common Stock. With respect to shares of Toy Biz Common Stock acquired pursuant to the Arad/Perlmutter Agreements (as hereinafter defined), such shares shall be valued at the cash price paid therefor and Reorganized Seller shall issue to Purchaser, in addition to the Shares, a note in the aggregate principal amount equal to, and in all other respects identical to, any notes issued by Purchaser pursuant to the Arad/Perlmutter Agreements, except that such note shall be subordinated to all obligations under the New Bank Credit Agreements. If Purchaser pays any portion of the Purchase Price in Toy Biz Common Stock, Purchaser must deliver to Reorganized Seller all of the shares of Toy Biz Common Stock beneficially owned by it.

               2.3 Closing. The transactions contemplated herein shall be consummated at the Closing. The Closing will take place at such time and date specified by the parties hereto (the "Closing Date"), subject to the satisfaction or waiver of the conditions set forth in Article VI hereof, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York 10022. The Closing shall constitute an integral and nonseverable part of consummation of the Plan.

               2.4 Deliveries by Reorganized Seller. At the Closing, Reorganized Seller will deliver or cause to be delivered (unless previously delivered) to Purchaser, the following:

                    (a) A stock certificate or stock certificates representing the Shares duly registered in the name of Purchaser on the books of Seller, and any other documents that are necessary to issue to Purchaser good and valid title to the Shares.

                    (b) All other documents, instruments and writings required to be delivered by Seller or Reorganized Seller at the Closing, including, if applicable, the note contemplated by Section 2.2(b) hereof.

               2.5  Deliveries by Purchaser.  At the Closing,
     Purchaser will deliver or cause to be delivered (unless previously delivered) to Reorganized Seller, the following:

                    (a) the Purchase Price, payable (i) with respect to the Cash Component, if any, in immediately available funds by wire transfer to an account designated by Reorganized Seller or Seller to Purchaser at least two business days prior to the Closing and (ii) with respect to the Stock Component, if any, a stock certificate or stock certificates representing the number of shares of Toy Biz Common Stock Shares payable as the Stock Component, accompanied by stock powers duly endorsed in blank or accompanied by duly executed instruments of transfer, and any other documents that are necessary to transfer to Reorganized Seller good and valid title to such shares of Toy Biz Common Stock free and clear of all Liens, with all necessary transfer tax stamps affixed or accompanied by evidence that all stock transfer taxes have been paid.

                    (b) All other documents, instruments and writings required to be delivered by Purchaser at the Closing.

                                ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF SELLER

               Seller represents and warrants to Purchaser as follows:

               3.1 Organization. Seller is, and Reorganized Seller will be, a corporation duly organized and validly existing under the laws of the State of Delaware and has and will continue to have all requisite corporate power and corporate authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such power or authority would not have a material adverse effect on the business, operations or financial condition of Seller or Reorganized Seller.

               3.2 Authority. Seller has, and Reorganized Seller will have, full corporate power and corporate authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Seller, on the recommendation of the Special Committee, and no other corporate proceedings on the part of Seller or Reorganized Seller are necessary to authorize the execution and delivery of this Agreement or, following confirmation of the Plan by the Bankruptcy Court, to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and, subject to Bankruptcy Court approval, constitutes a valid and binding agreement of Seller and Reorganized Seller, enforceable against Seller and Reorganized Seller in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedies of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

               3.3 Capitalization. The authorized capital stock of Seller consists of 250,000,000 shares of Common Stock and 50,000,000 shares of preferred stock, par value $.01 per share, and the outstanding capital stock consists of 101,809,657 shares of Common Stock. The Shares, when issued, will constitute 80.8% of the issued and outstanding capital stock of Reorganized Seller, both at the time of their issuance and after giving effect to all the terms of the Plan and all distributions thereunder. The Shares will be on the Closing Date duly authorized, validly issued, fully paid and nonassessable, free of preemptive rights and will remain so after giving effect to all the terms of the Plan and all distributions thereunder.

               3.4 Acceptance of the Plan. The Plan in the form annexed hereto as Exhibit A has been accepted by holders of claims in Class 2 (as defined in the Plan) in accordance with the requirements of the United States Bankruptcy Code and Bankruptcy Rules, and the solicitation of the holders of such claims was conducted in accordance with Section 1126(b)(ii) of the Bankruptcy Code and Bankruptcy Rules.

                                  ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

               Purchaser hereby represents and warrants to Seller as follows:

               4.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority would not have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated hereby.

               4.2 Authority; Enforceability. Purchaser has the corporate power and corporate authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by the Board of Directors of Purchaser and, no other proceedings on the part of Purchaser are necessary following confirmation of the Plan by the Bankruptcy Court to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement and the Arad/Perlmutter Agreements have been duly executed and delivered by Purchaser and constitute the legal, valid and binding agreements of Purchaser, enforceable against it in accordance with their respective terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, and other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedies of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

               4.3 Funds. Purchaser has access to, and immediately prior to the Closing will have, the funds necessary to consummate the purchase of the Shares to be purchased by it hereunder.

               4.4 Status and Investment Intent. (a) Purchaser is an "accredited investor" as defined in Rule 501(a) under the Securities Act, and it is acquiring the Shares hereunder for its own account for investment purposes only and (subject to its property being at all times within its control) not with a view to, or with any present intention of, resale, distribution or other disposition thereof.

                    (b)  Purchaser has sufficient knowledge and
     experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and Purchaser is capable of bearing the economic risks of such investment, including a complete loss of its investment.

                    (c) Purchaser has had the opportunity to ask questions of, and receive answers from, Seller concerning the terms of the Shares and other related matters. Purchaser further acknowledges that Seller made available to Purchaser or its agents all documents and information relating to an investment in the Shares reasonably requested by or on behalf of Purchaser.

                    (d)  Except as specifically set forth herein
     Seller has not made any representations or warranties to Purchaser and except for information provided by Seller in writing, Purchaser has not relied on any statements made or other information received from any person with respect to the purchase of the Shares hereunder.

                                 ARTICLE V

                                 COVENANTS

               5.1 Reasonable Efforts. (a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable including, but not limited to: (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the transactions contemplated by this Agreement and the taking of such actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any third party or Governmental Authority; (ii) the filing of (A) the Plan and Disclosure Statement no later than December 31, 1996, and (B) appropriate pleadings to obtain hearing dates for the approval of the Disclosure Statement and confirmation of the Plan, in each case as promptly as possible;
     (iii) requesting the earliest practicable date for consideration and approval of the Disclosure Statement, the time for acceptance or rejection of the Plan by impaired classes of claims and interests that have not previously accepted the Plan, confirmation of the Plan, and using its best efforts to obtain confirmation of the Plan as promptly as possible after Seller files its Chapter 11 petition; (iv) using its reasonable efforts to promptly obtain the dismissal of all appeals and applications and motions for reconsideration or rehearing with respect to the Disclosure Statement, the Plan, or the order confirming the Plan; and (v) causing the satisfaction of all conditions to the Closing and the Plan.

               (b) Each party shall promptly consult with the other with respect to, provide any necessary information that is not subject to legal privilege with respect to, and provide the other (or its counsel) copies of, all filings made by such party with any Governmental Authority or any other information supplied by such party to a Governmental Authority in connection with this Agreement and the transactions contemplated by this Agreement. Each party hereto shall promptly inform the other of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement. If either party receives a request for additional information or documentary material from any such Governmental Authority with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

               5.2 Capitalization. Except for those actions contemplated hereby, Seller and Reorganized Seller shall not: (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock or (ii) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of Seller or Reorganized Seller. The authorized, issued and outstanding capital stock of Reorganized Seller shall consist of such number of shares of Common Stock as the parties hereto may agree, provided that the Shares, after giving effect to this Agreement and the distributions provided for in the Plan, shall constitute 80.8% of the outstanding Common Stock of Reorganized Seller.

               5.3 No Changes To Plan. Notwithstanding any provision of applicable law or the Plan that purports to grant to Seller or Reorganized Seller the right or ability to modify the Plan attached hereto as Exhibit A, or to consent to the alteration or severance of Plan provisions under Section 15.5 of the Plan, Seller and Reorganized Seller will not modify the Plan (attached hereto as Exhibit A) without Purchaser's consent.

               5.4 Expenses. Whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except as otherwise provided herein.

               5.5 Further Assurances. From time to time after the Closing, without additional consideration, each party shall execute and deliver such further instruments and take such other action as may be reasonably necessary to make effective the transactions contemplated by this Agreement.

                                  ARTICLE VI

                         CONDITIONS TO THE CLOSING

               6.1 Conditions to the Obligations of Each Party. The respective obligations of each party to effect the Closing are subject to the fulfillment at or prior to the Closing Date of each of the following conditions precedent:

               (a) No Injunction or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, nor shall any proceeding by any Governmental Authority seeking any of the foregoing be pending. There shall not be in effect any statute, rule, regulation or order of any court, or governmental or regulatory body which prohibits or makes illegal the transactions contemplated by this Agreement.

               (b) Confirmation of Plan. The Plan shall have been confirmed by the Bankruptcy Court, and the confirmation order relating to the Plan (the "Confirmation Order") shall have been entered.

               6.2  Additional Conditions to the Obligations of
     Purchaser.   The obligations of Purchaser are also subject to
     fulfillment (or waiver by Purchaser in its sole and absolute discretion, without further notice to or approval by the Bankruptcy Court or parties in interest in Seller's Chapter 11 case) at or prior to the Closing Date of each of the following conditions precedent:

               (a)  Representations and Warranties.  The
          representations and warranties of Seller contained in
          Article III of this Agreement shall be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date by both Seller and Reorganized Seller, except to the extent that they expressly refer to an earlier time, in which case they shall be true and correct as of such time.

               (b) Performance of Covenants. Seller and Reorganized Seller shall have duly performed and complied in all material respects with each covenant, agreement and condition required by this Agreement to be performed or complied with by Seller or Reorganized Seller prior to or on the Closing Date.

               (c) Toy Biz Acquisition. Seller, an affiliate thereof, or an affiliate of Purchaser shall have entered into an agreement with Toy Biz pursuant to which it would acquire all outstanding shares of Toy Biz Common Stock and all conditions to closing thereunder (excluding the condition that all conditions to the closing of this Agreement be satisfied) shall have been satisfied.

               (d) Arad/Perlmutter Agreements. All conditions to closing under the stock purchase agreements, dated as of November 20, 1996, between Purchaser and each of Isaac Perlmutter and Avi Arad (the "Arad/Perlmutter Agreements"), for the purchase of an aggregate of 13,656,000 shares of Toy Biz Common Stock, shall have been satisfied or waived and Purchaser either (i) shall have acquired shares of Toy Biz Common Stock pursuant to the Arad/Perlmutter Agreements (which shares may be used in the Stock Component) or (ii) shall have assigned to Seller or Reorganized Seller, and Seller or Reorganized Seller shall have assumed, Purchaser's rights and obligations under the Arad/Perlmutter Agreements, it being contemplated that, if notwithstanding such assumption Purchaser shall be required to issue and leave outstanding $40 million of its notes to Messrs. Perlmutter and Arad, and that accordingly, Reorganized Seller shall issue to Purchaser Reorganized Sellers' $40 million note, which note shall be subordinated to all obligations under the New Bank Credit Agreements and otherwise have terms identical to the notes issuable by Purchaser under the Arad/Perlmutter Agreements.

               (e) Motions. Any motion for reconsideration or rehearing of the Confirmation Order shall have been denied or withdrawn.

               (f) Appeals. The time allowed to appeal or petition for certiorari with respect to the Confirmation Order shall have expired without any appeal having been taken or writ of certiorari having been filed.

               (g) Plan and Confirmation Order. The Plan and the Confirmation Order shall be acceptable to Purchaser in all respects.

               (h) Litigation. There shall not be pending or threatened against Purchaser, Seller, Reorganized Seller or any affiliate of any of them any litigation arising out of or relating to the Plan or any of the transactions contemplated by this Agreement.

               (i) Material Adverse Change. There shall have been no material adverse change in Seller's financial condition, business, operations or prospects taken as a whole from the date hereof.

               (j) Financing of Reorganized Seller and Toy Biz, Inc.. Upon consummation of the Plan, the credit facilities under the New Bank Credit Agreements shall be available to Reorganized Seller and Toy Biz in the aggregate amounts and subject to the terms and conditions described in the Disclosure Statement and Plan on the date hereof.

               (k) Registration Rights Agreement. The Seller shall have executed a registration rights agreement between Purchaser and Seller substantially in the form of Exhibit B attached hereto.

               6.3 Additional Conditions to the Obligations of Seller. The obligations of Seller are also subject to fulfillment (or waiver by Seller in its sole and absolute discretion, without further notice to or approval by the Bankruptcy Court or parties in interest in Seller's Chapter 11
     Case) at or prior to the Closing Date of each of the following conditions precedent:

               (a)  Representations and Warranties.  The
          representations and warranties of Purchaser contained in
          Article IV of this Agreement shall be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date, except to the extent they expressly refer to an earlier time, in which case they shall be true and correct as of such time.

               (b) Performance of Covenants. Purchaser shall have duly performed and complied in all material respects with each covenant, agreement and condition required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

               (c) Toy Biz Acquisition. Either Purchaser shall have assigned its rights to Seller or Reorganized Seller under the Arad/Perlmutter Agreements and the agreement to acquire shares of Toy Biz Common Stock, or Purchaser shall have delivered shares of Toy Biz Common Stock in the manner required by this Agreement.

                                  ARTICLE VII

                                  TERMINATION

               7.1 Termination. This Agreement may be terminated at any time prior to the Closing:

                    (a)  by mutual agreement of Seller and Purchaser;

                    (b) by Purchaser, if (i) the Disclosure Statement has not been approved by January 31, 1997, or (ii) the Plan has not been confirmed by the Bankruptcy Court by April 18, 1997;

                    (c) by Purchaser, if the Closing shall not have taken place on or before April 30, 1997; provided that the failure of the Closing to occur on or before such date is not the result of the breach of the covenants, agreements, representations or warranties hereunder of Purchaser;

                    (d) by Purchaser or Seller, upon notice given to the other if any Governmental Authority of competent jurisdiction shall have issued a final permanent order enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

                    (e) (i) by Purchaser or Seller, if prior to the purchase of the Shares, the Board of Directors of Seller, on the recommendation of the Special Committee, shall have (A) withdrawn, or modified or changed in a manner adverse to Purchaser its approval of the purchase of the Shares or this Agreement in order to permit Seller to execute a definitive agreement relating to an Acquisition Proposal which is a superior proposal to the transactions contemplated hereby, reasonably capable of being consummated, and (B) determined, only after receipt of oral or written advice from independent legal counsel to Seller, that the failure to take such action as set forth in the preceding clause (A) could reasonably be expected to cause the Board of Directors to violate its fiduciary duties to Seller's stockholders or creditors under applicable law; for purposes of this section, "Acquisition Proposal" means any merger, tender offer, exchange offer, sale of material assets, business combination, sale of shares of capital stock or debt securities or similar transactions involving Seller, its subsidiaries, or any division or operating or principal business unit of Seller; or

                    (ii) by Purchaser or Seller, if the other party breaches or fails in any material respect to perform or comply with any of its covenants and agreements contained herein or breaches its representations and warranties in any material respect; provided, however, that if any such breach is curable by the breaching party through the exercise of the breaching party's reasonable best efforts and for so long as such breaching party shall be so attempting to cure such breach for a period not to exceed 20 days, except as provided in subparagraph (f) below, the non-breaching party may not terminate this Agreement pursuant to this Section.

               (f) by Purchaser, if Seller shall have failed to comply with or meet the deadlines set forth in Sections
          5.1(a) above.

               7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1 hereof, the obligations of the parties hereto shall terminate, except that the provisions of Sections 5.4 and 7.2 hereof shall survive and neither party shall be relieved of any liability for any breach of any provision contained in this Agreement.

                                ARTICLE VIII

                               MISCELLANEOUS

               8.1  Survival of Representations and Warranties;
     Indemnification.

               (a) The representations and warranties made by the parties in this Agreement shall survive the Closing, and the covenants shall survive the Closing to the extent that by their terms they are to be performed thereafter.

               (b) In connection with any assignment of the Arad/Perlmutter Agreements or the agreement to acquire shares of Toy Biz, Purchaser shall indemnify Seller against any claim by or liability to the other party or parties to such assigned agreement (including reasonable expenses) arising out of any breach, act or omission by Purchaser.

               8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or transmitted by facsimile or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

               if to Purchaser, to:

               Andrews Group Incorporated
               3200 Windy Hill Road
               Atlanta, Georgia 30339
               Attention:  General Counsel
               Telecopy:  770-563-9610

               with a copy to:

               MacAndrews & Forbes Holdings Inc.
               35 East 62nd Street
               New York, New York 10021
               Attention:  Barry F. Schwartz, Esq.
               Telecopy:  212-572-5056

               with an additional copy to:

               Skadden, Arps, Slate, Meagher & Flom LLP
               919 Third Avenue
               New York, New York 10022
               Attention:  Alan C. Myers, Esq.
               Telecopy:  212-735-2000

               if to Seller, to:

               Marvel Entertainment Group, Inc.
               387 Park Avenue South
               New York, New York, 10016
               Attention: General Counsel
               Telecopy:  212-576-9346

               with a copy to:

               Weil, Gotshal & Manges LLP
               767 Fifth Avenue
               New York, New York 10153
               Attention:  Simeon Gold, Esq.
               Telecopy:  212-310-8007

               8.3 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

               8.4 No Third Party Beneficiaries. Nothing herein express or implied shall confer upon any person other than the parties hereto any rights, benefits or remedies of any nature or kind under or by reason of this Agreement.

               8.5 Amendment. This Agreement may be amended by the parties hereto, but may not be amended except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

               8.6 Extension; Waiver. At any time prior to the Closing Date or the termination of this Agreement pursuant to
     Section 7.1, any party hereto which is entitled to the benefits hereof may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any schedule hereto or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements of the other party hereto or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed and delivered on behalf of such party.

               8.7 Entire Agreement. This Agreement, including the schedules, exhibits, documents and instruments referred to herein, constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

               8.8 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Notwithstanding the foregoing, this Agreement shall not be assignable by either party hereto (other than by operation of law) without the prior written consent of the other party hereto; provided, that Purchaser may assign its rights and obligations hereunder to any of its affiliates.

               8.9 Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware.

               8.10 Counterparts. This Agreement may be executed by facsimile and in counterparts, all of which for all purposes shall be deemed to be an original and all of which shall, taken together, constitute the same Agreement.


               IN WITNESS WHEREOF, the parties hereto have executed or have caused this Agreement to be executed by their duly authorized officers or representatives, all as of the date first written above.

                                   ANDREWS GROUP INCORPORATED

                                   By:
                                      Name:
                                      Title:

                                   MARVEL ENTERTAINMENT GROUP, INC.

                                   By:
                                      Name:
                                      Title:


-------------------
                                                             EXHIBIT A

                      IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE

          -----------------------------------x
                                             :
          In re                              :
                                             :    Chapter 11 Case Nos.
          Marvel Entertainment Group, Inc.   :    96-[]( ) through 96-[]( )
          et al.,                            :
                                             :    (Jointly Administered)
                         Debtors.            :
                                             :
          -----------------------------------x

                             JOINT PLAN OF REORGANIZATION

                                        WEIL, GOTSHAL & MANGES LLP
                                        Attorneys for the Debtors
                                          and Debtors in Possession
                                        767 Fifth Avenue
                                        New York, New York  10153
                                        (212) 310-8000

                                              -and-

                                        YOUNG, CONAWAY, STARGATT & TAYLOR
                                        Attorneys for the Debtors
                                          and Debtors in Possession
                                        Rodney Square North
                                        Wilmington, Delaware  19899
                                        (302) 571-6600

          Dated:  Wilmington, Delaware
                  December 27, 1996




                          JOINT PLAN OF REORGANIZATION

                    Marvel Entertainment Group, Inc., The Asher Candy Company, Fleer Corp., Frank H. Fleer Corp., Heroes World Distribution, Inc., Malibu Comics Entertainment, Inc., Marvel Characters, Inc., Marvel Direct Marketing, Inc. and SkyBox International Inc. jointly and severally propose the following Joint Plan of Reorganization:

               SECTION 1.  DEFINITIONS AND INTERPRETATION

          A.        Definitions.

                    The following terms used herein shall have the respective meanings defined below:

                    1.1. Acquisition Agreement means that certain Stock Purchase Agreement dated as of December 27, 1996 between Andrews Group Incorporated and Marvel Entertainment Group, Inc. annexed as Exhibit A hereto.

                    1.2. Administration Expense Claim means any right to payment constituting a cost or expense of administration of any of the Reorganization Cases allowed under sections 503(b) and 507(a)(1) of the Bankruptcy Code, including, without limitation, any actual and necessary costs and expenses of preserving the estates of the Debtors, any actual and necessary costs and expenses of operating the business of the Debtors, any indebtedness or obligations incurred or assumed by the Debtors in Possession in connection with the conduct of their business, including, without limitation, for the acquisition or lease of property or an interest in property or the rendition of services, any allowances of compensation and reimbursement of expenses to the extent allowed by Final Order under section 330 or 503 of the Bankruptcy Code, and any fees or charges assessed against the estates of the Debtors under section 1930, chapter 123, title 28, United States Code.

                    1.3.  Affiliate means, with reference to any
          entity, any other entity that, within the meaning of Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended, "controls," is "controlled by" or is under "common control with" such entity.

                    1.4.  Affiliate Unsecured Claim means any
          Unsecured Claim held by any Debtor against any other Debtor or any Unsecured Claim held by any Affiliate of a Debtor against such Debtor.

                    1.5. Allowed means, with reference to any Claim or Equity Interest, (a) any Claim or Equity Interest against any Debtor which has been listed by such Debtor in its Schedules, as such Schedules may be amended by the Debtors from time to time in accordance with Bankruptcy Rule 1009, as liquidated in amount and not disputed or contingent and for which no contrary proof of claim has been filed, (b) any Claim or Equity Interest allowed by Final Order, (c) any Claim or Equity Interest as to which the liability of the Debtors and the amount thereof are determined by final order of a court of competent jurisdiction other than the Bankruptcy Court or (d) any Claim allowed hereunder.

                    1.6. Ballot means the form or forms distributed to each holder of an impaired Claim or Equity Interest on which is to be indicated acceptance or rejection of this Plan of Reorganization.

                    1.7. Ballot Date means the date fixed by the Bankruptcy Court as the date by which all Ballots for acceptance or rejection of this Plan of Reorganization must be received by the Balloting Agent (as such term is defined in the Disclosure Statement) from holders of impaired Claims and Equity Interests other than holders of claims in Class 2 (Senior Secured Claims) to be counted as acceptances or rejections of this Plan of Reorganization.

                    1.8.  Bankruptcy Code means title 11, United
          States Code, as applicable to the Reorganization Cases.

                    1.9. Bankruptcy Court means the United States District Court for the District of Delaware having jurisdiction over the Reorganization Cases and, to the extent of any reference under section 157, title 28, United States Code, the unit of such District Court under section 151, title 28, United States Code.

                    1.10. Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075, title 28, United States Code, and any Local Rules of the Bankruptcy Court.

                    1.11. Business Day means any day other than a Saturday, a Sunday or any other day on which banking institutions in New York, New York are required or authorized to close by law or executive order.

                    1.12.  Cash means legal tender of the United
          States of America.

                    1.13. Causes of Action means, without limitation, any and all actions, causes of action, liabilities, obligations, rights, suits, debts, sums of money, damages, judgments, claims and demands whatsoever, whether known or unknown, in law, equity or otherwise.

                    1.14. Claim means (a) any right to payment from any of the Debtors, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (b) any right to an equitable remedy for breach of performance if such breach gives rise to a right of payment from any of the Debtors, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.

                    1.15. Class Securities Litigation Claims means any Claim whether or not the subject of an existing lawsuit (other than a Derivative Securities Litigation Claim) arising from rescission of a purchase or sale of shares of common stock of Marvel Entertainment Group, Inc., for damages arising from the purchase or sale of any such security, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of any such Claim including but not limited to any such Claims identified on Schedule 1.15 hereto, which Claims shall be subordinated in accordance with section 510(b) of the Bankruptcy Code.

                    1.16. Collateral means any property or interest in property of the estate of any Debtor subject to a Lien to secure the payment or performance of a Claim, which Lien is not subject to avoidance under the Bankruptcy Code.

                    1.17. Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on its docket.

                    1.18. Confirmation Hearing means the hearing held by the Bankruptcy Court on confirmation of this Plan of Reorganization, as such hearing may be adjourned or continued from time to time.

                    1.19. Confirmation Order means the order of the Bankruptcy Court confirming this Plan of Reorganization.

                    1.20. Consummation Date means the later to occur of (a) the eleventh day (calculated under Bankruptcy Rule
          9006) after the Confirmation Date if no stay of the Confirmation Order is then in effect or (b) such other date as is fixed from time to time after the Confirmation Date by the Debtors by filing a notice thereof with the Bankruptcy Court, but in no event shall the Consummation Date occur earlier than the date of the satisfaction of each of the conditions precedent to the occurrence of the Consummation Date of this Plan of Reorganization in section 10.2 hereof unless waived as provided in section 10.3 hereof.

                    1.21. Creditors' Committee means, on and after the date of its organization by the U.S. Trustee, the statutory unsecured creditors' committee appointed in the Reorganization Cases under section 1102 of the Bankruptcy Code.

                    1.22. Debtor means each of Marvel Entertainment Group, Inc., The Asher Candy Company, Fleer Corp., Frank H. Fleer Corp., Heroes World Distribution, Inc., Malibu Comics Entertainment, Inc., Marvel Characters, Inc., Marvel Direct Marketing Inc., and Skybox International Inc., each other than Malibu Comics Entertainment, Inc. being a Delaware corporation and Malibu Comics Entertainment, Inc. being a California corporation, the debtors in Chapter 11 Case Nos. 96-[ ] ([ ]) through 96-[ ] ([ ]), respectively.

                    1.23. Debtor in Possession means each Debtor in its capacity as a debtor in possession under sections
          1107(a) and 1108 of the Bankruptcy Code.

                    1.24. Derivative Securities Litigation Claims means any Claim being or admitting of being prosecuted derivatively, including, without limitation, those identified on Schedule 1.24.

                    1.25. Disbursing Agent means any entity in its capacity as a disbursing agent under section 7.2 hereof.

                    1.26. Disclosure Statement means the Disclosure Statement, including, without limitation, all exhibits and schedules thereto, in the form approved by the Bankruptcy Court relating to this Plan of Reorganization.

                    1.27.  Disputed Claim means a Claim against a
          Debtor to the extent that such Claim is not an Allowed
          Claim.

                    1.28. Equity Interest means any share of common stock or other instrument evidencing a present ownership interest in any of the Debtors, whether or not transferable, or any option, warrant or right, contractual or otherwise, to acquire any such interest.

                    1.29.  Existing Credit Agreements means,
          collectively, (a) that certain Amended and Restated Credit and Guarantee Agreement dated as of August 30, 1994, as amended, among Marvel Entertainment Group, Inc., Fleer Corp., the financial institutions parties thereto, the co-agents named therein and The Chase Manhattan Bank (formerly named Chemical Bank) as administrative agent, (b) that certain Credit and Guarantee Agreement dated as of April 24, 1995, as amended, by and among Marvel Entertainment Group, Inc., Fleer Corp., the financial institutions party thereto, the co-agents named therein and The Chase Manhattan Bank (formerly named Chemical Bank) as administrative agent, (c) that certain Term Loan and Guarantee Agreement dated as of August 30, 1994, as amended, among Marvel Entertainment Group, Inc., Panini, S.p.A. (formerly named Marvel Comics Italia S.r.l.), and Instituto Bancario San Paolo Di Torino, S.p.A. and the related Participation Agreement dated as of August 30, 1994 among Instituto Bancario San Paolo Di Torino, S.p.A., New York Limited Branch, as Italian Lender, The Chase Manhattan Bank, as Administrative Agent, and the financial institutions signatory thereto, as participants,
          (d) that certain Line of Credit, dated as of March 27, 1996, as amended, among Fleer Corp., the banks and other financial institutions parties thereto and The Chase Manhattan Bank as Administrative Agent, (e)(i)(A) any letter of credit issued for the account of Marvel Entertainment Group, Inc. or any of its subsidiaries by a bank or other financial institution which is a party to any of the Existing Credit Agreements referred to in clauses (a) or (b) of this section 1.29 and
          (B) any related letter of credit applications and any agreements governing or evidencing reimbursement obligations relating to any letters of credit referred to in clause
          (e)(i)A) of this section 1.29 or (ii) any interest rate agreement between Marvel Entertainment Group, Inc. or any of its subsidiaries and a bank or other financial institution which is a party to any of the Existing Credit Agreements referred to in clauses (a) through (d) inclusive, of this section 1.29 and (f) any guarantees and security documents executed and delivered in connection with any of the foregoing agreements.

                    1.30.  Existing Credit Agreements Amendments
          means, collectively, (a) proposed Waiver Number 2 and Sixth Amendment to Amended and Restated Credit and Guaranty Agreement dated as of August 30, 1994, (b) proposed Consent Number 5 and Third Amendment to Credit and Guarantee Agreement dated as of April 24, 1995, (c) proposed Consent Number 2 and First Amendment to Term Loan and Guarantee Agreement dated as of August 30, 1994, as amended, among Marvel Entertainment Group, Inc., Panini, S.p.A. (formerly named Marvel Comics Italia, S.r.l) and Instituto Bancario San Paolo Di Torino, S.p.A., New York Limited Branch and the related Participation Agreement dated as of August 30, 1994 among Instituto Bancario San Paolo Di Torino, S.p.A., New York Limited Branch, as Italian Lender, the Chase Manhattan Bank, as Administrative Agent, and the financial institutions signatory thereto, as participants, (d) proposed Second Amendment to Line of Credit, dated as of March 27, 1996 among Fleer Corp., the banks and other financial institutions parties thereto and the Chase Manhattan Bank, as Administrative Agent and (e) proposed First Amendment to each of the Security Documents referred to therein in substantially the forms of Exhibits B-1, B-2, B-3, B-4 and B-5, respectively, hereto.

                    1.31. Final Order means an order or judgment of the Bankruptcy Court entered by the Clerk of the Bankruptcy Court on the docket in the Reorganization Cases, which has not been reversed, vacated or stayed and as to which (a) the time to appeal, petition for certiorari or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings for a new trial, reargument or rehearing shall then be pending or (b) if an appeal, writ of certiorari, new trial, reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied or a new trial, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument or rehearing shall have expired; provided, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order shall not cause such order not to be a Final Order.

                    1.32. General Unsecured Claim means any Unsecured Claim other than an Affiliate Unsecured Claim.

                    1.33. Lien means any charge against or interest in property or an interest in property to secure payment of a debt or performance of an obligation.

                    1.34.  Other Secured Claims means any Secured
          Claim not constituting a Senior Secured Claim.

                    1.35. Petition Date means December 26, 1996, the date on which each of the Debtors filed its voluntary petition for relief under the Bankruptcy Code.

                    1.36. Plan of Reorganization means this Joint Plan of Reorganization, including, without limitation, the exhibits and schedules hereto, as the same may be amended or modified from time to time in accordance with the terms hereof.

                    1.37. Priority Non-Tax Claim means any Claim of a kind specified in section 507(a)(2), (3), (4), (5), (6), (7)
          or (9) of the Bankruptcy Code.

                    1.38. Priority Tax Claim means any Claim of a governmental unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

                    1.39. Ratable Proportion means, with reference to any distribution on account of any Allowed Claim or Allowed Equity Interest in any class or subclass, as applicable, a distribution equal in amount to the ratio (expressed as a percentage) that the amount of such Allowed Claim or Allowed Equity Interest, as applicable, bears to the aggregate amount of Allowed Claims or Allowed Equity Interests of the same class or subclass.

                    1.40. Releasees means (a) (i) each of the Debtors and (ii) their respective successors, predecessors, assignors, assignees, parents and subsidiaries, (b) all present and former officers, directors, trustees, partners, employees, attorneys, accountants, financial advisors, investment bankers, stockholders, affiliates, heirs, receivers, conservators, beneficiaries, executors, administrators, agents and advisors of or to any of the entities identified in clause (a) above, and (c) any Affiliate of any entity specified in clause (a) or (b) above.

                    1.41. Rejection Claims means any Claim against any of the Debtors arising from the rejection of any executory contract or unexpired lease, including any Claim of (i) a lessor for damages resulting from the rejection of a lease of real property as any such Claim shall be calculated in accordance with section 502(b)(6) of the Bankruptcy Code or (ii) an employee for damages resulting from the rejection of an employment agreement as any such Claim shall be calculated in accordance with section 502(b)(7) of the Bankruptcy Code.

                    1.42.  Reorganization Cases means the cases
          commenced under chapter 11 of the Bankruptcy Code by the Debtors on the Petition Date.

                    1.43. Reorganized means, with reference to any Debtor, such Debtor (unless such Debtor is a Debtor for which this Plan of Reorganization is not confirmed in accordance with section 5.4 hereof) or any successor in interest thereto from and after the Consummation Date.

                    1.44. Schedules means the schedules of assets and liabilities and the statements of financial affairs filed by the Debtors under section 521 of the Bankruptcy Code and the Official Bankruptcy Forms of the Bankruptcy Rules as such schedules and statements have been or may be supplemented or amended.

                    1.45. Secured Claim means a Claim secured by a Lien on Collateral to the extent of the value of such Collateral, as determined in accordance with section 506(a) of the Bankruptcy Code or, in the event that such Claim is subject to setoff under section 553 of the Bankruptcy Code, to the extent of such setoff.

                    1.46. Securities Act means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                    1.47. Senior Secured Claim means any Secured Claim governed by any of the Existing Credit Agreements or evidenced by any of the promissory notes issued thereunder or any letter of credit issued by a bank or other financial institution which is a party to any of the Existing Credit Agreements for the account of Marvel Entertainment Group, Inc. or any of its subsidiaries or any interest rate agreement between Marvel Entertainment Group, Inc. or any of its subsidiaries and a bank or other financial institution which is a party to any of the Existing Credit Agreements.

                    1.48.  Subsidiary Equity Interests means the
          Equity Interests in any of the Debtors held by any of the other Debtors.

                    1.49. Transaction means collectively (i) the acquisition by Andrews Group Incorporated, a Delaware corporation, or an affiliate thereof, from Reorganized Marvel Entertainment Group, Inc. of a number of shares of common stock, par value $.01 per share, of Reorganized Marvel Entertainment Group, Inc. determined in accordance with the Acquisition Agreement; and (ii) the acquisition by Reorganized Marvel Entertainment Group, Inc. of all the issued and outstanding shares of capital stock of Toy Biz, Inc. not held by Marvel Entertainment Group, Inc. on the Petition Date pursuant to the Acquisition Agreement or pursuant to a merger agreement with Toy Biz, Inc.

                    1.50. Unsecured Claim means any Claim against a Debtor that is not an Administration Expense Claim, a Priority Non-Tax Claim, a Priority Tax Claim or a Secured Claim.

                    1.51.  U.S. Trustee means the United States
          Trustee appointed under section 581, title 28, United States Code to serve in the District of Delaware.

                    1.52. Warrants means, collectively, all incentive stock options, non-qualified stock options and stock appreciation rights granted under that certain Marvel
          Entertainment Group, Inc. Amended and Restated Stock Option Plan and any other options, warrants or rights, contractual or otherwise, if any, to acquire an Equity Interest.

          B.        Interpretation; Application of
                    Definitions and Rules of Construction.

                    Unless otherwise specified, all section, schedule or exhibit references in this Plan of Reorganization are to the respective section in, article of, or schedule or exhibit to, this Plan of Reorganization, as the same may be amended, waived, or modified from time to time. The words "herein," "hereof," "hereto," "hereunder," and other words of similar import refer to this Plan of Reorganization as a whole and not to any particular section, subsection or clause contained in this Plan of Reorganization. A term used herein that is not defined herein shall have the meaning assigned to that term in the Bankruptcy Code. The rules of construction contained in section 102 of the Bankruptcy Code shall apply to the construction of this Plan of Reorganization. The headings in this Plan of Reorganization are for convenience of reference only and shall not limit or otherwise affect the provisions hereof.

               SECTION 2.  PROVISIONS FOR PAYMENT OF
                           ADMINISTRATION EXPENSE CLAIMS
                           AND PRIORITY TAX CLAIMS

          2.1.      Administration Expense Claims.

                    On the Consummation Date, each holder of an Allowed Administration Expense Claim shall be distributed on account of such Allowed Administration Expense Claim an amount in Cash equal to the amount of such Allowed Administration Expense Claim, except to the extent that any entity entitled to payment of any Allowed Administration Expense Claim agrees to a different treatment of such Administration Expense Claim; provided, that Allowed Administration Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors in Possession or liabilities arising under loans or advances to or other obligations incurred by the Debtors in Possession, whether or not incurred in the ordinary course of business, shall be assumed and paid by the Reorganized Debtors in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing or other documents relating to such transactions.

          2.2.      Compensation and Reimbursement Claims.

                    All entities seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Consummation Date under sections 503(b)(2), 503(b)(3), 503(b)(4) or
          503(b)(5) of the Bankruptcy Code (a) shall file their respective final applications for allowances of compensation for services rendered and reimbursement of expenses incurred by the date that is 45 days after the Consummation Date and, if granted such an award by the Bankruptcy Court, (b) shall be paid in full in such amounts as are allowed by the Bankruptcy Court (i) upon the later of (A) the Consummation Date and (B) the date upon which the order relating to any such Administration Expense Claim becomes a Final Order or
          (ii) upon such other terms as may be mutually agreed upon between such holder of an Administration Expense Claim and the Debtors or, on and after the Consummation Date, the Reorganized Debtors.

          2.3.      Priority Tax Claims.

                    On the Consummation Date, each holder of an Allowed Priority Tax Claim shall be distributed on account of such Allowed Priority Tax Claim a payment in Cash equal to the amount of such Allowed Priority Tax Claim.

               SECTION 3.  CLASSIFICATION OF CLAIMS
                           AND EQUITY INTERESTS

                    Claims against and Equity Interests in the Debtors are divided into the following classes:

          Class 1  - Priority Non-Tax Claims

          Class 2  - Senior Secured Claims

          Class 3  - Other Secured Claims

               Subclass 3A - Marvel Entertainment Group, Inc. Subclass 3B - The Asher Candy Company
               Subclass 3C -  Fleer Corp.
               Subclass 3D -  Frank H. Fleer Corp.
               Subclass 3E -  Heroes World Distribution, Inc.
               SubClass 3F    Malibu Comics Entertainment, Inc.
               Subclass 3G -  Marvel Characters, Inc.
               SubClass 3H    Marvel Direct Marketing Inc.
               Subclass 3I -  SkyBox International Inc.

          Class 4  - General Unsecured Claims

               Subclass 4A - Marvel Entertainment Group, Inc. Subclass 4B - The Asher Candy Company
               Subclass 4C -  Fleer Corp.
               Subclass 4D -  Frank H. Fleer Corp.
               Subclass 4E -  Heroes World Distribution, Inc.
               SubClass 4F    Malibu Comics Entertainment, Inc.
               Subclass 4G -  Marvel Characters, Inc.
               SubClass 4H    Marvel Direct Marketing Inc.
               Subclass 4I -  SkyBox International Inc.

          Class 5  - Rejection Claims

          Class 6  - Affiliate Unsecured Claims

               Subclass 6A - Marvel Entertainment Group, Inc. Subclass 6B - The Asher Candy Company
               Subclass 6C -  Fleer Corp.
               Subclass 6D -  Frank H. Fleer Corp.
               Subclass 6E -  Heroes World Distribution, Inc.
               SubClass 6F    Malibu Comics Entertainment, Inc.
               Subclass 6G -  Marvel Characters, Inc.
               SubClass 6H    Marvel Direct Marketing Inc.
               Subclass 6I -  SkyBox International Inc.

          Class 7 - Class Securities Litigation Claims

          Class 8  - Equity Interests

               Subclass 8A - Marvel Entertainment Group, Inc.
               Subclass 8B - Subsidiary Equity Interests

          Class 9  - Warrants

               SECTION 4.  PROVISIONS FOR TREATMENT OF CLAIMS
                           AND EQUITY INTERESTS UNDER THE PLAN

          4.1.      Priority Non-Tax Claims (Class 1).

                    On the Consummation Date, each holder of an Allowed Priority Non-Tax Claim shall be distributed on account of such Allowed Priority Claim a payment in Cash equal to the amount of its Allowed Priority Non-Tax Claim.

          4.2.      Senior Secured Claims (Class 2).

                    (a) Allowance of Senior Secured Claims. On the Consummation Date, the Claims of each holder of a Senior Secured Claim under each of the Existing Credit Agreements shall be allowed in the amounts owing to such holder under the applicable Existing Credit Agreement.

                    (b) Treatment of Allowed Senior Secured Claims. On the Consummation Date, each holder of an Allowed Senior Secured Claim shall be treated on account of such Allowed Senior Secured Claim in accordance with the applicable Existing Credit Agreements as amended by the applicable Existing Credit Agreements Amendments.

          4.3.      Other Secured Claims (Class 3).

                    On the Consummation Date, each Allowed Other
          Secured Claim in each subclass of Class 3 shall be reinstated as against the applicable Reorganized Debtor and made unimpaired in accordance with section 1124(2) of the Bankruptcy Code, notwithstanding any contractual provision or applicable nonbankruptcy law that entitles the holder of an Allowed Other Secured Claim to demand and receive payment of such Claim prior to the stated maturity of such Claim from and after the occurrence of a default.

          4.4.      General Unsecured Claims (Class 4).

                    (a) Marvel Entertainment Group, Inc., The Asher Candy Company, Fleer Corp., Frank H. Fleer Corp., Malibu Comics Entertainment, Inc., Marvel Characters, Inc., Marvel Direct Marketing, Inc. and Skybox International Inc. (Subclasses 4A, 4B, 4C, 4D, 4F, 4G, 4H and 4I). On the Consummation Date, each holder of an Allowed General Unsecured Claim in each of Subclass 4A (Marvel Entertainment Group, Inc.), Subclass 4B (The Asher Candy Company), Subclass 4C (Fleer Corp.), Subclass 4D (Frank H. Fleer Corp.), Subclass 4F (Malibu Comics Entertainment, Inc.), Subclass 4G (Marvel Characters, Inc.), Subclass 4H (Marvel Direct Marketing Inc.) and Subclass 4I (Skybox International Inc.) of Class 4 (General Unsecured Claims) shall, to the extent not paid prior to the Consummation Date, be paid in full by the applicable Reorganized Debtor in accordance with the terms and subject to the conditions of any agreement governing, instrument evidencing or other document relating to such Claim.

                    (b)  Heroes World Distribution, Inc. (Subclass
               4E). On the Consummation Date, each holder of an Allowed General Unsecured Claim in Subclass 4E (Heroes World Distribution, Inc.) of Class 4 (General Unsecured Claims) shall be paid on account of such Allowed General Unsecured Claim a payment in cash equal to the lesser of (i) its Allowed General Unsecured Claim and
               (ii) in the event Marvel Entertainment Group, Inc. elects to liquidate Heroes World Distribution, Inc., its Ratable Proportion of the net cash proceeds realized from the liquidation of the properties and interests in property of Heroes World Distribution, Inc.

          4.5.      Rejection Claims (Class 5).

                    On the Consummation Date, each holder of an Allowed Rejection Claim against the Debtors shall be paid on account of such Allowed Rejection Claim a payment in cash equal to such Allowed Rejection Claim; provided, however, in the event that Allowed General Unsecured Claims against Heroes World Distribution, Inc. are treated in accordance with section 4.4(b)(ii) hereof, then the Allowed Rejection Claims against Heroes World Distribution, Inc. shall be treated in accordance with such section 4.4(b)(ii).

          4.6.      Affiliate Unsecured Claims (Class 6).

                    On the Consummation Date, each holder of an Allowed Affiliate Unsecured Claim in each subclass of Class 6 (Affiliate Unsecured Claims) shall retain unaltered the legal, equitable and contractual rights to which such Allowed Claim entitles such holder and be made unimpaired in accordance with section 1124(1) of the Bankruptcy Code.

          4.7.      Class Securities Litigation Claims (Class 7).

                    On the Consummation Date, each holder of any Allowed Class Securities Litigation Claim Order shall be distributed on account of such Allowed Class Securities Litigation Claim a distribution in shares of common stock, par value $.01 per share, of Marvel Entertainment Group, Inc. valued at the per share price being paid for such shares under the Acquisition Agreement equal to the amount of such Allowed Class Securities Litigation Claim; provided, that, taken together, the shares of common stock of Reorganized Marvel Entertainment Group, Inc. issued or to be issued to all holders of Claims and Equity Interests in Class 7 (Class Securities Litigation Claims) and Subclass 8A (Marvel Entertainment Group, Inc.) of Class 8 (Equity Interests) shall not exceed 19.2% of the issued and outstanding common stock of Reorganized Marvel Entertainment Group, Inc.

          4.8.      Equity Interests (Class 8).

                    (a)  Marvel Entertainment Group, Inc. (Subclass
               8A). On the Consummation Date, each holder of an Allowed Equity Interest in Marvel Entertainment Group, Inc. shall retain unaltered the legal, equitable and contractual rights to which such Allowed Equity Interest entitles such holder, subject to the dilution associated with the Transaction and section 4.7 above; provided, that, taken together, the shares of common stock of Reorganized Marvel Entertainment Group, Inc. issued or to be issued to all holders of Claims and Equity Interests in Class 7 (Class Securities Litigation Claims) and Subclass 8A (Marvel Entertainment Group, Inc.) of Class 8 (Equity Interest) shall not exceed 19.2% of the issued and outstanding common stock of Reorganized Marvel Entertainment Group, Inc.

                    (b) Subsidiary Equity Interests (Subclass 8B). On the Consummation Date, each holder of an Allowed Subsidiary Interest shall retain unaltered the legal equitable and contractual rights to which such Allowed Subsidiary Equity Interest entitles such holder and be made unimpaired in accordance with section 1124(1) of the Bankruptcy Code.

          4.9.      Warrants (Class 9).

                    On the Consummation Date, the Warrants shall be cancelled, and the holders of Warrants shall not be entitled to, and shall not, receive or retain any property or interest in property on account of such Class 9 Warrants.

               SECTION 5.  IDENTIFICATION OF CLASSES OF CLAIMS
                           AND INTERESTS IMPAIRED AND NOT
                           IMPAIRED UNDER THE PLAN; ACCEPTANCE
                           OR REJECTION OF THE PLAN

          5.1.      Holders of Claims and Equity Interests Entitled to
                    Vote.

                    Each of Classes 2 (Senior Secured Claims),
          Subclass 4E (Heroes World Distribution, Inc.) of Class 4 (General Unsecured Claims), Class 5 (Rejection Claims), Class 7 (Securities Litigation Claims), Subclass 8A (Marvel Entertainment Group) of Class 8 (Equity Interests) and Class 9 (Warrants) and, as applicable, each subclass thereof are impaired hereunder, and the holders of Claims or Equity Interests in each of Class 2 (Senior Secured Claims), Class 7 (Class Securities Litigation Claims) and Subclass 8A (Marvel Entertainment Group) of Class 8 (Equity Interests) and, as applicable, each subclass thereof are entitled to vote separately on this Plan of Reorganization. Holders of Equity Interests in Class 9 (Warrants) are not entitled to vote on this Plan of Reorganization and are presumed to have rejected it in accordance with section 1126(g) of the Bankruptcy Code.

                    Each holder of an Allowed Claim or an Allowed Equity Interest in an impaired class or subclass of Claims against or Equity Interests in any Debtor other than holders of Warrants in Class 9 (Warrants) shall be entitled to vote separately to accept or reject this Plan of Reorganization as provided in the order of the Bankruptcy Court fixing the Ballot Date and otherwise approving or governing, as applicable, the balloting procedures applicable to this Plan of Reorganization, including, without limitation, the solicitation of the votes to accept or reject this Plan of Reorganization prior to the Petition Date from holders of Allowed Claims in Class 2 (Senior Secured Claims). For purposes of calculating the number of Allowed Claims held by holders of Allowed Claims that have voted to accept or reject this Plan of Reorganization under section 1126(c) of the Bankruptcy Code, all Allowed Claims held by any entity or any Affiliate thereof that acquired record ownership of such Allowed Claims after the Petition Date shall be aggregated and treated as one Allowed Claim.

                    Each of Classes 3 (Other Secured Claims), 4
          (General Unsecured Claims) other than Subclass 4E (Heroes World Distribution, Inc.) of Class 4 (General Unsecured Claims), 5 (Rejection Claims), 6 (Affiliate Unsecured Claims) and Subclass 8B (Subsidiary Equity Interests) of Class 8 (Equity Interests) and, as applicable, each subclass thereof are not impaired hereunder, and the holders of Claims and Equity Interests in such classes and, as applicable, each subclass thereof are conclusively presumed under section 1126(f) of the Bankruptcy Code to have accepted this Plan of Reorganization and are not entitled to vote on this Plan of Reorganization.

          5.2.      Subtraction and Addition of Classes and Subclasses.

                    (a) Subtraction of Classes and Subclasses. Any class or subclass of Claims that does not contain as an element thereof an Allowed Claim or a Claim temporarily allowed under Bankruptcy Rule 3018 as of the date of the commencement of the Confirmation Hearing shall be deemed subtracted from this Plan of Reorganization for purposes of voting to accept or reject this Plan of Reorganization and for purposes of determining acceptance or rejection of this Plan of Reorganization by such class or subclass under section 1129(a)(8) of the Bankruptcy Code.

                    (b) Addition of Classes and Subclasses. In the event that any subclass of Class 3 (Other Secured Claims) would contain as elements thereof two or more Secured Claims collateralized by different properties or interests in property or collateralized by liens against the same property or interest in property having different priority, such Claims shall be divided into separate subclasses of such subclass of Class 3 (Other Secured Claims).

          5.3.      Nonconsensual Confirmation.

                    If any impaired class of Claims or Equity
          Interests entitled to vote shall not accept this Plan of Reorganization by the requisite statutory majorities provided in sections 1126(c) or 1126(d) of the Bankruptcy Code, as applicable, the Debtors reserve the right, subject to their obligations under the Acquisition Agreement, to amend this Plan of Reorganization in accordance with section
          14.2 hereof or undertake to have the Bankruptcy Court confirm this Plan of Reorganization under section 1129(b) of the Bankruptcy Code or both. The Debtors intend to seek confirmation of this Plan of Reorganization under section 1129(b) of the Bankruptcy Code notwithstanding the deemed rejection of this Plan of Reorganization by holders of Equity Interests in Class 9 (Warrants).

          5.4.      Severability of Plan of Reorganization.

                    This Plan of Reorganization is, severally, a plan of reorganization for each of the Debtors. In the event that this Plan of Reorganization is not confirmed for all Debtors, then this Plan of Reorganization may not be confirmed for any Debtor; provided, that, notwithstanding the foregoing, in the event that this Plan of Reorganization is not confirmed for Heroes World Distribution, Inc., the other Debtors may, subject to their obligations under the Acquisition Agreement, waive this limitation and this Plan of Reorganization may be confirmed for such other Debtors.

          5.5.      Revocation of Plan of Reorganization.

                    The Debtors reserve the right to revoke and withdraw this Plan of Reorganization as to any or all Debtors at any time prior to entry of the Confirmation Order, subject to their obligations under the Acquisition Agreement. In the event that this Plan of Reorganization is so revoked or withdrawn as to any or all Debtors, then this Plan of Reorganization shall be deemed null and void as it relates to each such Debtor.

               SECTION 6.  MEANS OF IMPLEMENTATION

          6.1.      Closing of Transaction.

                    On the Consummation Date, the closing of the Transaction shall occur in accordance with the Acquisition Agreement and, if applicable, a merger agreement with Toy Biz, Inc., and, on the terms and subject to the conditions contained in such agreements, the Debtors shall receive the consideration provided therein and shall make the distributions provided hereunder.

          6.2.      Dismissal of Derivative Securities Litigation Claims.

                    The Derivative Securities Litigation Claims are property of the estate of Marvel Entertainment Group, Inc. under section 541 of the Bankruptcy Code. For good and valuable consideration, including the benefits of this Plan of Reorganization, and to facilitate expeditious and effective reorganizations of the Debtors, on or after the Consummation Date, all Derivative Securities Litigation Claims shall be dismissed with prejudice and the Reorganized Debtors shall be entitled to effect any actions may be necessary or appropriate, and to execute, deliver and file in all courts in which the Derivative Securities Litigation Claims are pending, all documents and instruments, including, without limitation, stipulations of dismissal of the Derivative Securities Litigation Claims, to fully implement and effect the dismissal of the Derivative Securities Litigation Claims. The Confirmation Order shall provide that all named plaintiffs in the action relating to the Derivative Securities Litigation Claim and their respective servants, agents, attorneys and representatives shall, on and after the Confirmation Date, be permanently enjoined, stayed and restrained from pursuing or prosecuting any of the Derivative Securities Litigation Claims.

          6.3.      Board of Directors of the Reorganized Debtors.

                    The initial members of the Board of Directors of the Reorganized Debtors are or shall be stated in the Disclosure Statement under "GENERAL INFORMATION - Board of Directors and Executive Officers of the Reorganized Debtors" or an amendment or supplement to the Disclosure Statement or such other filing as may be made with the Bankruptcy Court.

          6.4.      Officers of the Reorganized Debtors.

                    The initial officers of the Reorganized Debtors are stated in the Disclosure Statement under "GENERAL INFORMATION - Board of Directors and Executive Officers of the Reorganized Debtors." The selection of officers of the Reorganized Debtors after the Consummation Date shall be as provided in the articles or certificates of incorporation and bylaws.

               SECTION 7.  PROVISIONS GOVERNING DISTRIBUTIONS

          7.1.      Date of Distributions.

                    Any distributions and deliveries to be made hereunder shall be made on the Consummation Date or as soon as practicable thereafter. In the event that any payment or act under this Plan of Reorganization is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

          7.2.      Entities to Exercise Function of Disbursing Agent.

                    All distributions under this Plan of
          Reorganization shall be made by the applicable Reorganized Debtor as Disbursing Agent or such other entity designated by the applicable Reorganized Debtor as a Disbursing Agent. A Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court; and, in the event that a Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the applicable Reorganized Debtor.

          7.3.      Surrender and Cancellation of Instruments.

                    Each holder of a promissory note, Warrant or other instrument evidencing a Claim (other than a holder of a promissory note issued under any of the Existing Credit Agreements) shall surrender such promissory note, Warrant or instrument to the Disbursing Agent, and the Disbursing Agent shall distribute or shall cause to be distributed to the holder thereof the appropriate distribution (if any) hereunder. No distribution hereunder shall be made to or on behalf of any holder of such a Claim unless and until such promissory note, Warrant or instrument is received or the unavailability of such note, Warrant or instrument is reasonably established to the satisfaction of the Disbursing Agent. In accordance with section 1143 of the Bankruptcy Code, any such holder of such a Claim that fails to
          (a) surrender or cause to be surrendered such promissory note, Warrant or instrument or to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the Disbursing Agent and (b) in the event that the Disbursing Agent requests, furnish a bond in form and substance (including, without limitation, amount) reasonably satisfactory to the Disbursing Agent, within 5 years from and after the Consummation Date shall be deemed to have forfeited all rights, claims and interests and shall not participate in any distribution hereunder.

          7.4.      Delivery of Distributions.

                    Subject to Bankruptcy Rule 9010, all distributions to any holder of an Allowed Claim shall be made at the address of such holder as scheduled on the Schedules filed with the Bankruptcy Court unless the Debtors or Reorganized Debtors, as applicable, have been notified in writing of a change of address, including, without limitation, by the filing of a proof of claim or interest by such holder that relates an address for such holder different from the address reflected on such Schedules for such holder. In the event that any distribution to any holder is returned as undeliverable, the Disbursing Agent shall use reasonable efforts to determine the current address of such holder, but no distribution to such holder shall be made unless and until the Disbursing Agent has determined the then current address of such holder, at which time such distribution shall be made to such holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Consummation Date. After such date, all unclaimed property or interest in property shall revert to the applicable Reorganized Debtor, and the claim of any other holder to such property or interest in property shall be discharged and forever barred. The distributions to be made on the Consummation Date to each holder of an Allowed Senior Secured Claim shall be made to The Chase Manhattan Bank, as agent under the Existing Credit Agreements, for distribution to holders of Allowed Senior Secured Claims in accordance with the provisions of the Existing Credit Agreements as amended by the Existing Credit Agreements Amendments.

          7.5.      Manner of Payment Under Plan of Reorganization.

                    At the option of the Reorganized Debtors, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements.

          7.6.      Distributions After Consummation Date.

                    Distributions made after the Consummation Date to holders of Claims that are not Allowed Claims as of the Consummation Date but which later become Allowed Claims shall be deemed to have been made on the Consummation Date.

          7.7.      Rights And Powers Of Disbursing Agent.

                    (a)  Powers of the Disbursing Agent.  The
               Disbursing Agent shall be empowered to (a) effect all actions and execute all agreements, instruments and other documents necessary to implement this Plan of Reorganization (b) make distributions contemplated hereby, (c) liquidate property as required to make distributions contemplated hereby, (d) comply herewith and the obligations hereunder, (e) employ professionals to represent it with respect to its responsibilities, and (f) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to this Plan of Reorganization, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

                    (b)  Expenses Incurred on or After the
               Consummation Date. Except as otherwise ordered by the Bankruptcy Court, the amount of any fees and expenses incurred by the Disbursing Agent on or after the Consummation Date (including, without limitation, taxes) and any compensation and expense reimbursement claims (including, without limitation, reasonable fees and expenses of counsel) made by the Disbursing Agent, shall be paid in Cash by the Reorganized Debtors.

                    (c) Exculpation. Each Disbursing Agent, from and after the Consummation Date, is hereby exculpated by all entities, including, without limitation, holders of Claims and Equity Interests and other parties in interest from any and all claims, causes of action and other assertions of liability (including, without limitation, breach of fiduciary duty) arising out of the discharge by such Disbursing Agent of the powers and duties conferred upon it hereby or any order of the Bankruptcy Court entered pursuant to or in furtherance hereof, or applicable law, except solely for actions or omissions arising out of the gross negligence or willful misconduct of such Disbursing Agent. No holder of a Claim or an Equity Interest or other party in interest shall have or pursue any claim or cause of action against the Disbursing Agent for making payments in accordance herewith or for implementing the terms hereof.

               SECTION 8.  PROCEDURES FOR TREATING DISPUTED
                           CLAIMS UNDER THE PLAN OF REORGANIZATION

          8.1.      Objections to Claims.

                    The Reorganized Debtors shall be entitled to object to Claims.

          8.2.      No Distributions Pending Allowance.

                    Notwithstanding any other provision hereof, if any portion of a Claim is a Disputed Claim, no payment or distribution provided hereunder shall be made on account of the portion of such Claim that is a Disputed Claim unless and until such Disputed Claim becomes an Allowed Claim but the payment or distribution provided hereunder shall be made on account of the portion of such Claim that is an Allowed Claim.

          8.3.      Distributions After Allowance.

                    Payments and distributions to each holder of a Disputed Claim or Equity Interest or any other Claim or Equity Interest that is not an Allowed Claim or Equity Interest, to the extent that such Claim or Equity Interest ultimately becomes an Allowed Claim or Equity Interest, shall be made in accordance with the provisions hereof governing the class or subclass of Claims or Equity Interests in which such Claim or Equity Interest is classified. As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim or Equity Interest or any other Claim or Equity Interest that is not an Allowed Claim or Equity Interest becomes a Final Order, the Disbursing Agent shall distribute to the holders of such Claim or Equity Interest any payment or property that would have been distributed to such holder if the Claim or Equity Interest had been allowed on the Consummation Date, without any interest thereon.

               SECTION 9. PROVISIONS GOVERNING EXECUTORY CONTRACTS AND UNEXPIRED LEASES UNDER THE PLAN

          9.1.      General Treatment.

                    This Plan of Reorganization constitutes a motion by the Debtors governed by this Plan of Reorganization to assume, as of the Consummation Date, all executory contracts and unexpired leases to which any of the Debtors are parties, except for an executory contract or unexpired lease that (a) has been assumed or rejected pursuant to Final Order of the Bankruptcy Court, (b) is specifically rejected on Schedule 9.1 hereto filed by the Debtors on or before the commencement of the hearing on approval of the Disclosure Statement or such later date as may be fixed by the Bankruptcy Court, (c) is the subject of a separate motion filed under section 365 of the Bankruptcy Code by the Debtors prior to the filing of the schedule described in section 9.1(b) hereof or (d) is otherwise assumed hereunder. For purposes hereof, each executory contract and unexpired lease listed on Schedule 9.1 hereto that relates to the use of occupancy of real property shall include (a) modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease, without regard to whether such agreement, instrument or other document is listed on Schedule 9.1 hereto and (b) executory contracts or unexpired leases appurtenant to the premises listed on Schedule 9.1 hereto including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vault, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem relating to such premises to the extent any of the foregoing are executory contracts or unexpired leases, unless any of the foregoing agreements are assumed.

          9.2.      Amendments to Schedule; Effect of Amendments.

                    The Debtors shall assume each of the executory contracts and unexpired leases not listed on Schedule 9.1 hereto; provided, that the Debtors may at any time on or before the first Business Day before the date of the commencement of the Confirmation Hearing amend Schedule 9.1 hereto to delete or add any executory contract or unexpired lease thereto, in which event such executory contract or unexpired lease shall be deemed to be, respectively, assumed and, if applicable, assigned as provided therein, or rejected. The Debtors shall provide notice of any amendments to Schedule 9.1 hereto to the parties to the executory contracts or unexpired leases affected thereby. The fact that any contract or lease is scheduled on Schedule
          9.1 hereto shall not constitute or be construed to constitute an admission by any Debtor that any Debtor has any liability thereunder.

          9.3.      Effect of Rejection.

                    In no event shall the rejection of executory contracts and unexpired leases rejected under sections 9.1 and 9.2 hereof have a Material Adverse Effect (as such term is defined in each of the Existing Credit Agreements).

          9.4.      Bar to Rejection Damage Claims.

                    In the event that the rejection of an executory contract or unexpired lease by any of the Debtors results in damages to the other party or parties to such contract or lease, a Claim for such damages, if not heretofore evidenced by a filed proof of claim, shall be forever barred and shall not be enforceable against the Debtors, or their respective properties or interests in property as agents, successors, or assigns, unless a proof of claim is filed with the Bankruptcy Court and served upon counsel for the Debtors on or before 30 days after the earlier to occur of (a) the giving of notice to such party under section 9.1 or 9.2 hereof and (b) the entry of an order by the Bankruptcy Court authorizing rejection of a particular executory contract or lease.

               SECTION 10.  CONDITIONS PRECEDENT TO CONFIRMATION
                            DATE AND CONSUMMATION DATE

          10.1.     Conditions Precedent to Confirmation of Plan of
                    Reorganization.

                    The confirmation of this Plan of Reorganization is subject to satisfaction of the following condition precedent:

                    (a)  Acquisition Agreement.  The Acquisition
               Agreement shall then be in full force and effect.

          10.2. Conditions Precedent to Consummation Date of Plan of Reorganization.

                    The occurrence of the Consummation Date of this Plan of Reorganization is subject to satisfaction of the following conditions precedent:

                    (a)  Finality of the Confirmation Order.  The
               Clerk of the Bankruptcy Court shall have entered the Confirmation Order, and the Confirmation Order shall have become a Final Order;

                    (b)  Acquisition Agreement.  All conditions
               precedent to the obligations of the Purchaser (as such term is defined in the Acquisition Agreement) and the Seller (as such term is defined in the Acquisition Agreement) shall have been satisfied or waived in accordance with the Acquisition Agreement;

                    (c) Acquisition of Toy Biz. Marvel Entertainment Group, Inc. shall directly or indirectly have acquired all of the issued and outstanding shares of capital stock of Toy Biz, Inc. not held by Marvel Entertainment Group, Inc. directly or indirectly on the Petition Date; and

                    (d) Execution and Delivery of Documents. All other actions and documents necessary to implement the terms and provisions hereof shall have been effected or executed and delivered.

          10.3.     Waiver of Conditions Precedent.

                    Each of the conditions precedent in sections 10.1 and 10.2 hereof may be waived, in whole or in part, by the Debtors, subject to their obligations under the Acquisition Agreement. Any such waiver of a condition precedent in section 10.1 or 10.2 hereof may be effected at any time, without notice, without leave or order of the Bankruptcy Court and without any formal action other than proceeding to consummate this Plan of Reorganization.

               SECTION 11.  EFFECT OF CONFIRMATION

          11.1.     General Authority.

                    Until the Consummation Date, the Bankruptcy Court shall retain custody and jurisdiction of each of the Debtors, its properties and interests in property and its operations. On the Consummation Date, each of the Debtors, its properties and interests in property and its operations shall be released from the custody and jurisdiction of the Bankruptcy Court, except as provided in section 15.1 hereof.

          11.2.     Discharge of Debtors.

                    Subject to section 11.5 hereof, the treatment of all Claims against or Equity Interests in each of the Debtors hereunder shall be in exchange for and in complete satisfaction, discharge and release of all Claims against or Equity Interests in such Debtor of any nature whatsoever, known or unknown, including, without limitation, any interest accrued or expenses incurred thereon from and after the Petition Date, or against its estate or properties or interests in property. Except as otherwise provided herein, upon the Consummation Date, all Claims against and Equity Interests in each of the Debtors will be satisfied, discharged and released in full exchange for the consideration provided hereunder. All entities shall be precluded from asserting against any Debtor or Reorganized Debtor or their respective properties or interests in property, any other Claims based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Consummation Date.

          11.3.     Injunction.

                    Except as otherwise expressly provided in the Confirmation Order, all entities who have held, hold or may hold Claims against or Equity Interests in any of the Debtors are permanently enjoined, on and after the Consummation Date from directly or derivatively (a) commencing or continuing in any manner any action or other proceeding of any kind relating to any such Claim or Equity Interest against any such Debtor, (b) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against any such Debtor
          (c) creating, perfecting, or enforcing any encumbrance of any kind against any such Debtor or against the property or interests in property of any such Debtor on account of any such Claim, and (d) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due any such Debtor or against the property or interests in property of any such Debtor on account of any such Claim. The benefits of such injunction shall extend the Releasees and their respective properties and interests in property. In connection therewith, such injunction shall permanently enjoin and restrain all entities from effecting any of the following actions (other than actions commenced to enforce any right or obligation provided hereby): commencement or continuation of any action or proceeding against or affecting any Debtor or any property or interest in property of such Debtor, and commencement or continuation of any action or proceeding against or affecting any of the Releasees or any property or interest in property of the Releasees in connection herewith.

          11.4.     Term of Injunctions or Stays.

                    Unless otherwise provided, all injunctions or stays provided for in the Reorganization Cases under sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Consummation Date.

          11.5.     Indemnification Obligations.

                    Notwithstanding any other provision hereof to the contrary, the obligations of the Debtors to indemnify its present and all former directors or officers that were directors or officers, respectively, at any time preceding the Petition Date against any obligations pursuant to certificates or articles of incorporation, bylaws, applicable state law or any of the foregoing shall survive confirmation of this Plan of Reorganization, remain unaffected thereby and not be discharged in accordance with section 1141 of the Bankruptcy Code, irrespective of whether indemnification is owed in connection with an event occurring before, on or after the Petition Date.

               SECTION 12.  RELEASES AND WAIVER OF CLAIMS

          12.1.     General Release of Releasees.

                    Effective as of the Consummation Date, each of the Debtors and Debtors in Possession releases the Releasees from any and all costs, expenses, claims, causes of action or liability whatsoever, known or unknown, liquidated or unliquidated, matured or not matured, contingent or direct, and whether arising at common law, in equity, or under any statute which such Debtor has as of, or prior to, the Consummation Date against the Releasees which in any way relate to such Debtor or the applicable Reorganization Case.

          12.2.     Release from Claims and Liabilities.

                    (a)  Except for those obligations arising
               hereunder, effective as of the Consummation Date, each of the Debtors hereby is released and discharged from any and all claims and liabilities arising from or in connection with, by reason of, or related in any way to, such Debtor, the Senior Secured Claims, the Existing Credit Agreement, any other Claim, the Reorganization Case of such Debtor or this Plan of Reorganization, and the Releasees hereby are released and discharged from any and all claims or liabilities arising from actions effected in their capacity as present or, in the event applicable, former officers and directors of any of the Debtors and their Affiliates, and from any and all Causes of Action of any entity, including, without limitation, each holder of a Senior Secured Claim, or any other Claim and all of the successors, predecessors, assignors, assignees, parents, subsidiaries, present and former directors, trustees, officers, employees, agents, attorneys, advisors, accountants, financial advisors, investment bankers, stockholders, partners, affiliates, heirs, receivers, conservators, beneficiaries, executors and administrators of or to the holders of Senior Secured Claims or other Claims, arising from or in connection with, by reason of, or related in any way to, such Debtor, the Senior Secured Claims, the Existing Credit Agreement, any other Claim, the Reorganization Case of such Debtor or this Plan of Reorganization, including, without limitation, in each case any claims arising from,

                    (i) the ownership, management, and operation of the Debtors by any Releasee;

                    (ii)      the preparation by any Releasee of
                              financial statements in respect of any
                              or all of the Debtors;

                    (iii)     the actions by the Releasees to
                              restructure the Existing Credit
                              Agreement, including, without
                              limitation, any actions in connection
                              with or related to the formulation,
                              negotiation, preparation, dissemination, confirmation or consummation of this Plan of Reorganization and any agreement, instrument or other document issued hereunder or related hereto.

                    (b) Effective as of the Consummation Date, the Releasees are released and discharged from any and all claims, obligations, rights, causes of action and liabilities which any holder of a Claim against or Equity Interest in any of the Debtors may be entitled to assert, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, based in whole or in part upon any act or omission or other event occurring on or at any time prior to the Consummation Date in any way relating to the Debtors, the Reorganization Cases or this Plan of Reorganization.

                    (c) Nothing contained herein shall affect any rights of the Releasees to assert and prosecute (i) any direct claim, counterclaim, cross-claim, separate action, or similar claim against any entity which maintains that it has a cause of action of the kind described in this section 12.2 (other than a claim described in clause (ii) immediately below) against a Releasee that has not been discharged hereunder or (ii) any claim for indemnification, contribution or otherwise, however denominated, against any entity relating to any cause of action against such Releasee that has not been released and discharged hereunder.

                    (d) Each holder of a Claim, including, without limitation, a Senior Secured Claim shall be deemed to have agreed to the provision of this section 12.2, and shall be bound thereby, by reason of, among other things, its acceptance of this Plan of Reorganization and its receipt of any distributions hereunder.

                    (e) Notwithstanding anything to the contrary herein, the Reorganized Debtors and their respective Affiliates shall not be released from any obligations under the Existing Credit Agreements as amended by the Existing Credit Agreements Amendments by operation of this section 12.

          12.3.     Avoidance Actions.

                    Effective as of the Consummation Date, the Debtors waive the right to prosecute and release any avoidance or recovery actions under sections 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code, that belong to the Debtors or Debtors in Possession, other than any such actions that may be pending on such date. The Reorganized Debtors shall retain and may prosecute any such actions that may be pending on such date.

               SECTION 13.  CREDITORS' COMMITTEE

          13.1.     Dissolution of Creditors' Committee.

                    The Creditors' Committee shall be dissolved on the Consummation Date.

          13.2.     Exculpation.

                    Each member of the Creditors' Committee and each of their respective advisors and attorneys, effective as of the Consummation Date, is hereby exculpated by all entities, including, without limitation, holders of Claims against and Equity Interests in any of the Debtors and other parties in interest, from any and all Claims, Causes of Action and other assertions of liability (including, without limitation, breach of fiduciary duty), whether known or unknown, foreseen or unforeseen, existing or arising hereafter, arising out of or related to the Debtors, the Reorganization Cases or the exercise by such entities of their functions as members of or advisors to or attorneys for any such committee or otherwise under applicable law, including, without limitation, in connection with or related to the formulation, negotiation, preparation, dissemination, confirmation and consummation of this Plan of Reorganization and any agreement, instrument or other document issued hereunder or related hereto.

               SECTION 14.  RETENTION OF JURISDICTION

          14.1.     Retention of Jurisdiction.

                    The Bankruptcy Court may retain jurisdiction of and, if the Bankruptcy Court exercises its retained jurisdiction, shall have exclusive jurisdiction of all matters arising out of, and related to, the Reorganization Cases and this Plan of Reorganization pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

                    (a) To hear and determine pending applications for the assumption or rejection of executory contracts or unexpired leases, if any are pending, and the allowance of Claims resulting therefrom;

                    (b)  To determine any and all adversary
               proceedings, applications and contested matters;

                    (c) To ensure that distributions to holders of Allowed Claims and Allowed Equity Interests are accomplished as provided herein;

                    (d) To hear and determine any timely objections to Administration Expense Claims or to proofs of claim and equity interests filed, both before and after the Confirmation Date, including, without limitation, any objections to the classification of any Claim or Equity Interest, and to allow or disallow any Disputed Claim or Equity Interest, in whole or in part;

                    (e) To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified, or vacated;

                    (f) To issue such orders in aide of execution of this Plan of Reorganization, to the extent authorized by section 1142 of the Bankruptcy Code;

                    (g)  To consider any amendments to or
               modifications of this Plan of Reorganization, to cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

                    (h) To hear and determine all applications for awards of compensation for services rendered and reimbursement of expenses incurred prior to the Consummation Date;

                    (i) To hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of this Plan of Reorganization;

                    (j) To hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

                    (k) To hear any other matter not inconsistent with the Bankruptcy Code;

                    (l) To hear and determine all disputes involving the existence, scope and nature of the discharges granted under section 11.2 hereof, the injunction issued under section 11.3 hereof and the releases granted under section 12 hereof;

                    (m) To issue injunctions and effect any other actions that may be necessary or desirable to restrain interference by any entity with the consummation or implementation of this Plan of Reorganization; and

                    (n)  To enter a final decree closing the
               Reorganization Cases.

          14.2.     Amendment of Plan of Reorganization.

                    Subject to the Acquisition Agreement, amendments of this Plan of Reorganization may be proposed in writing by the Debtors at any time before confirmation, provided that this Plan of Reorganization, as amended, satisfies the conditions of sections 1122 and 1123 of the Bankruptcy Code, and the Debtors shall have complied with section 1125 of the Bankruptcy Code. Subject to the Acquisition Agreement, this Plan of Reorganization may be amended at any time after confirmation and before substantial consummation, provided that this Plan of Reorganization, as amended, satisfies the requirements of sections 1122 and 1123 of the Bankruptcy Code and the Bankruptcy Court, after notice and a hearing, confirms this Plan of Reorganization as amended under section 1129 of the Bankruptcy Code and the circumstances warrant such amendments. A holder of a Claim or Equity Interest that has accepted this Plan of Reorganization shall be deemed to have accepted this Plan of Reorganization as amended if the proposed amendment does not materially and adversely change the treatment of the Claim or Equity Interest of such holder.

               SECTION 15.  MISCELLANEOUS PROVISIONS

          15.1.     Payment of Statutory Fees.

                    All fees payable under section 1930, chapter 123, title 28, United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on the Consummation Date. Any such fees accrued after the Consummation Date will constitute an Allowed Administration Expense Claim and be treated in accordance with section 2.1 hereof.

          15.2.     Retiree Benefits.

                    On and after the Consummation Date, pursuant to
          section 1129(a)(13) of the Bankruptcy Code, the Reorganized Debtors shall, subject to the provisions of section 9.4 hereof, continue to pay all retiree benefits (within the meaning of section 1114 of the Bankruptcy Code), at the level established in accordance with subsection (e)(1)(B) or
          (g) of section 1114 of the Bankruptcy Code, at any time prior to the Confirmation Date, for the duration of the period each Debtor has obligated itself to provide such benefits.

          15.3.     Compliance with Tax Requirements.

                    Withholding. In connection with the consummation of this Plan of Reorganization, the Debtors and shall comply with all withholding and reporting requirements imposed by any taxing authority, and all distributions hereunder shall be subject to such withholding and reporting requirements.

          15.4.     Recognition of Guarantee Rights.

                    The classification of and manner of satisfying all Claims hereunder take into account (a) the existence of guarantees by certain Debtors of obligations of other Debtors and (b) the fact that the Debtors may be joint obligors with each other or other entities with respect to an obligation. All Claims against the Debtors based upon any such guarantees or joint obligations shall be discharged in the manner provided in this Plan of Reorganization; provided, that no creditor shall be entitled to receive more than a single satisfaction of its Allowed Claims.

          15.5.     Severability of Plan Provisions.

                    In the event that, prior to the Confirmation Date, any term or provision of this Plan of Reorganization is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court shall, with the consent of the Debtors, have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision hereof, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

          15.6.     Governing Law.

                    Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an Exhibit hereto provides otherwise, the rights, duties and obligations arising under this Plan of Reorganization shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

          15.7.     Notices.

                    All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

                    If to the Debtors:

                              MARVEL ENTERTAINMENT GROUP, INC.
                              387 Park Avenue South
                              12th Floor
                              New York, New York  10016
                              Attn:  Steven R. Isko, Esq.
                              Telephone:  (212) 696-0808
                              Telecopier: (212) 576-9349

                                        -and-

                              WEIL, GOTSHAL & MANGES LLP
                              767 Fifth Avenue
                              New York, New York  10153
                              Attn:  Harvey R. Miller, Esq.
                                     Marcia L. Goldstein, Esq.
                                     Edward A.C. Sutherland, Esq.
                              Telephone:  (212) 310-8000
                              Telecopier: (212) 310-8007

                                        -and-

                              YOUNG, CONAWAY, STARGATT & TAYLOR
                              Rodney Square North
                              Wilmington, Delaware  19899
                              Attn:  James L. Patton, Jr., Esq.
                              Telephone:  (302) 571-6600
                              Telecopier: (302) 571-1253

                    If to the holders of Senior Secured Claims:

                              SIMPSON THACHER & BARTLETT
                              425 Lexington Avenue
                              New York, New York  10017
                              Attn:  Mark J. Thompson, Esq.
                              Telephone:  (212) 455-2000
                              Telecopier: (212) 455-2502

          Dated:    Wilmington, Delaware
                    December 27, 1996

                                Respectfully submitted,

                                MARVEL ENTERTAINMENT GROUP, INC.
                                THE ASHER CANDY COMPANY
                                FLEER CORP.
                                FRANK H. FLEER CORP.
                                HEROES WORLD DISTRIBUTIONS, INC.
                                MALIBU COMICS ENTERTAINMENT, INC.
                                MARVEL CHARACTERS, INC.
                                MARVEL DIRECT MARKETING, INC.
                                SKYBOX INTERNATIONAL INC.

                                By:
                                   Name:  Steven R. Isko, Esq.
                                   Title:  Vice President Legal
                                             Affairs

                                WEIL, GOTSHAL & MANGES LLP
                                Attorneys for the Debtors
                                  and Debtors in Possession
                                767 Fifth Avenue
                                New York, New York  10153
                                (212) 310-8000

                                       -and-

                                YOUNG, CONAWAY, STARGATT & TAYLOR
                                Attorneys for the Debtors
                                  and Debtors in Possession
                                Rodney Square North
                                Wilmington, Delaware  19899
                                (302) 571-6600

                                By:
                                   James L. Patton, Jr.


                                TABLE OF CONTENTS

          SECTION 1.  DEFINITIONS AND INTERPRETATION  . . . . . .    1
             A.       Definitions . . . . . . . . . . . . . . . .    1
             B.       Interpretation; Application of
                      Definitions and Rules of Construction . . .    9

          SECTION 2.  PROVISIONS FOR PAYMENT OF ADMINISTRATION
                      EXPENSE CLAIMS AND PRIORITY TAX CLAIMS  . .   10
             2.1.     Administration Expense Claims . . . . . . .   10
             2.2.     Compensation and Reimbursement Claims . . .   10
             2.3.     Priority Tax Claims . . . . . . . . . . . .   10

          SECTION 3.  CLASSIFICATION OF CLAIMS AND EQUITY
                      INTERESTS . . . . . . . . . . . . . . . . .   11

          SECTION 4.  PROVISIONS FOR TREATMENT OF CLAIMS
                      AND EQUITY INTERESTS UNDER THE PLAN . . . .   12
             4.1.     Priority Non-Tax Claims (Class 1) . . . . .   12
             4.2.     Senior Secured Claims (Class 2) . . . . . .   12
                      (a)  Allowance of Senior Secured Claims . .   12
                      (b)  Treatment of Allowed Senior Secured
                           Claims . . . . . . . . . . . . . . . .   12
             4.3.     Other Secured Claims (Class 3)  . . . . . .   12
             4.4.     General Unsecured Claims (Class 4)  . . . .   12
                      (a)  Marvel Entertainment Group, Inc., The
                           Asher Candy Company, Fleer Corp., Frank
                           H. Fleer Corp., Malibu Comics
                           Entertainment, Inc., Marvel Characters,
                           Inc., Marvel Direct Marketing, Inc. and
                           Skybox International Inc. (Subclasses
                           4A, 4B, 4C, 4D, 4F, 4G, 4H and 4I) . .   13
             4.5.     Rejection Claims (Class 5). . . . . . . . .   13
             4.6.     Affiliate Unsecured Claims (Class 6)  . . .   14
             4.7.     Class Securities Litigation Claims (Class 7). 14
             4.8.     Equity Interests (Class 8)  . . . . . . . .   14
             4.9.     Warrants (Class 9)  . . . . . . . . . . . .   15

          SECTION 5. IDENTIFICATION OF CLASSES OF CLAIMS AND INTERESTS IMPAIRED AND NOT IMPAIRED UNDER
                      THE PLAN; ACCEPTANCE OR REJECTION OF THE
                      PLAN  . . . . . . . . . . . . . . . . . . .   15
             5.1.     Holders of Claims and Equity Interests
                      Entitled to Vote  . . . . . . . . . . . . .   15
             5.2.     Subtraction and Addition of Classes and
                      Subclasses  . . . . . . . . . . . . . . . .   16
                      (a)  Subtraction of Classes and
                           Subclasses . . . . . . . . . . . . . .   16
                      (b)  Addition of Classes and Subclasses . .   16
             5.3.     Nonconsensual Confirmation. . . . . . . . .   16
             5.4.     Severability of Plan of Reorganization  . .   17
             5.5.     Revocation of Plan of Reorganization  . . .   17

          SECTION 6.  MEANS OF IMPLEMENTATION . . . . . . . . . .   17
             6.1.     Closing of Transaction  . . . . . . . . . .   17
             6.2.     Dismissal of Derivative Securities
                      Litigation Claims.  . . . . . . . . . . . .   18
             6.3.     Board of Directors  . . . . . . . . . . . .   18
             6.4.     Officers of the Reorganized Debtors . . . .   18

          SECTION 7.  PROVISIONS GOVERNING DISTRIBUTIONS  . . . .   19
             7.1.     Date of Distributions . . . . . . . . . . .   19
             7.2.     Entities to Exercise Function of Disbursing
                      Agent . . . . . . . . . . . . . . . . . . .   19
             7.3.     Surrender and Cancellation of Instruments .   19
             7.4.     Delivery of Distributions . . . . . . . . .   20
             7.5.     Manner of Payment Under Plan of
                      Reorganization  . . . . . . . . . . . . . .   20
             7.6.     Distributions After Consummation Date . . .   20
             7.7.     Rights And Powers Of Disbursing Agent . . .   20
                      (a)  Powers of the Disbursing Agent.  . . .   20
                      (b)  Expenses Incurred on or After the
                           Consummation Date. . . . . . . . . . .   20
                      (c)  Exculpation. . . . . . . . . . . . . .   21

          SECTION 8.  PROCEDURES FOR TREATING DISPUTED CLAIMS UNDER
                      THE PLAN OF REORGANIZATION  . . . . . . . .   21
             8.1.     Objections to Claims  . . . . . . . . . . .   21
             8.2.     No Distributions Pending Allowance  . . . .   21
             8.3.     Distributions After Allowance . . . . . . .   22

          SECTION 9.  PROVISIONS GOVERNING EXECUTORY CONTRACTS
                      AND UNEXPIRED LEASES UNDER THE PLAN . . . .   22
             9.1.     General Treatment . . . . . . . . . . . . .   22
             9.2.     Amendments to Schedule;
                      Effect of Amendments  . . . . . . . . . . .   23
             9.3.     Effect of Rejection . . . . . . . . . . . .   23
             9.4.     Bar to Rejection Damage . . . . . . . . . .   23

          SECTION 10. CONDITIONS PRECEDENT TO CONFIRMATION
                      DATE AND CONSUMMATION DATE  . . . . . . . .   24
             10.1.    Conditions Precedent to Confirmation of
                      Plan of Reorganization  . . . . . . . . . .   24
             10.2.    Conditions Precedent to Consummation
                      Date of Plan of Reorganization  . . . . . .   24
             10.3.    Waiver of Conditions Precedent  . . . . . .   25

          SECTION 11. EFFECT OF CONFIRMATION  . . . . . . . . . .   25
             11.1.    General Authority . . . . . . . . . . . . .   25
             11.2.    Discharge of Debtors  . . . . . . . . . . .   25
             11.3.    Injunction  . . . . . . . . . . . . . . . .   26
             11.4.    Term of Injunctions or Stays  . . . . . . .   26
             11.5.    Indemnification Obligations . . . . . . . .   26

          SECTION 12. RELEASES AND WAIVER OF CLAIMS . . . . . . .   27
             12.1.    General Release of Releasees  . . . . . . .   27
             12.2.    Release from Claims and Liabilities . . . .   27
             12.3.    Avoidance Actions.  . . . . . . . . . . . .   29

          SECTION 13. CREDITORS' COMMITTEE  . . . . . . . . . . .   29
             13.1.    Dissolution of Creditors' Committee . . . .   29
             13.2.    Exculpation . . . . . . . . . . . . . . . .   29

          SECTION 14. RETENTION OF JURISDICTION . . . . . . . . .   30
             14.1.    Retention of Jurisdiction . . . . . . . . .   30
             14.2.    Amendment of Plan of Reorganization . . . .   31

          SECTION 15. MISCELLANEOUS PROVISIONS  . . . . . . . . .   32
             15.1.    Payment of Statutory Fees . . . . . . . . .   32
             15.2.    Retiree Benefits  . . . . . . . . . . . . .   32
             15.3.    Compliance with Tax Requirements  . . . . .   32
             15.4.    Recognition of Guarantee Rights . . . . . .   32
             15.5.    Severability of Plan Provisions . . . . . .   33
             15.6.    Governing Law . . . . . . . . . . . . . . .   33
             15.7.    Notices . . . . . . . . . . . . . . . . . .   33

                         LIST OF EXHIBITS AND SCHEDULES

          Exhibit A          -  Acquisition Agreement

          Exhibits B-1-B-5   -  Term Sheets Relating to Existing
                                Credit Agreements Amendments

          Schedule 1.15      -  Class Securities Litigation Claims

          Schedule 1.24      -  Derivative Securities Litigation
                                Claims

          Schedule 9.1       -  Certain Executory Contracts and
                                Unexpired Leases



          SCHEDULE 1.15

          CLASS SECURITIES LITIGATION CLAIMS


          SCHEDULE 1.24

          DERIVATIVE SECURITIES LITIGATION CLAIMS


          SCHEDULE 9.1

          SCHEDULE OF EXECUTORY CONTRACTS

          (To be Supplied)



          EXHIBIT A

          ACQUISITION AGREEMENT




          EXHIBIT B

          TERM SHEETS RELATING TO
          EXISTING CREDIT AGREEMENT AMENDMENTS


---------------------
                                                          EXHIBIT B

                     FORM OF REGISTRATION RIGHTS AGREEMENT

                    REGISTRATION RIGHTS AGREEMENT dated as of December [ ], 1996, between Andrews Group Incorporated
          ("Andrews") and Marvel Entertainment Group, Inc. (the
          "Company").

                    WHEREAS, the Company has executed on December [ ], 1996 a Stock Purchase Agreement by and between Andrews and the Company (the" Stock Purchase Agreement"), as part of the Company's Plan of Reorganization;

                    WHEREAS, the Stock Purchase Agreement
          contemplates that the Company will sell and Andrews will purchase that number of newly issued shares (the "Shares") of Common Stock of the Company, on the terms and subject to the conditions set forth in the Stock Purchase Agreement such that upon issuance and after giving effect to the terms of the Company's Plan of Reorganization and all distributions thereunder, the Shares constitute 80.8% of the outstanding Common Stock of the Company.

                    WHEREAS, in order to induce Andrews to
          consummate into the Stock Purchase Agreement, the Company has agreed to provide registration rights with respect to the Shares.

                    WHEREAS, the Board of Directors of the Company has authorized the officers of the Company to execute and deliver this Agreement in the name and on behalf of the Company;

                    NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties to this Agreement hereby agree as follows:

                    1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

                    "Holder" means Andrews and any other person that owns Registrable Securities, including their respective successors and assigns who acquire Registrable Securities, directly or indirectly, from Andrews or such other person. For purposes of this Agreement, the Company may deem and treat the registered holder of a Registrable Security as the Holder and absolute owner thereof, and the Company shall not be affected by any notice to the contrary.

                    "Plan of Reorganization" means the Company's plan of reorganization pursuant to Chapter 11 of the United States Bankruptcy Code.

                    "Registrable Securities" means (a) the Common Stock owned by Andrews upon consummation of the Stock Purchase Agreement, (b) any Common Stock acquired by Andrews in the open market at a time when Andrews is deemed to be an Affiliate (as such term is defined under Rule 144 under the Securities Act) of the Company so long as (i) such Common Stock has not been transferred by Andrews to a person that is not a Permitted Transferee (as such term is defined in the Certificate of Incorporation of the Company) and (ii) Andrews or such Permitted Transferee continues to be deemed an Affiliate of the Company, and (c) any securities issued or issuable in respect of the Common Stock referred to in clauses (a) and (b) above, by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, reclassification, merger or consolidation, and any other securities issued pursuant to any other pro rata distribution with respect to such Common Stock. For purposes of this Agreement, a Registrable Security ceases to be a Registrable Security when (x) it has been effectively registered under the Securities Act and sold or distributed to the public in accordance with an effective registration statement covering it (and has not been reacquired in the manner described in clause (b) above), or (y) it is sold or distributed to the public pursuant to Rule 144 (or any successor or similar provision) under the Securities Act.

                    "SEC" means the Securities and Exchange
          Commission.

                    "Securities Act" means the Securities Act of
          1933, as amended from time to time.

                    2.  Demand Registration.  (a)  Subject to
          Section 5 hereof, if at any time any Holder shall request the Company in writing to register under the Securities Act all or a part of the Registrable Securities held by such Holder (a "Demand Registration"), the Company shall use all reasonable efforts to cause to be filed and declared effective as soon as reasonably practicable a registration statement, on such appropriate form as the Company in its discretion shall determine, providing for the sale of all such Registrable Securities by such Holder. The Company agrees to use its best efforts to keep any such registration statement continuously effective and usable for resale of Registrable Securities for so long as the Holder whose Registrable Securities are included therein shall request. The Company shall be obligated to file registration statements pursuant to this Section 2(a) until all Registrable Securities have ceased to be Registrable Securities. Each registration statement filed pursuant to this Section 2(a) is hereinafter referred to as a "Demand Registration Statement."

                    (b) The Company agrees (i) not to effect any public or private sale, distribution or purchase of any of its securities which are the same as or similar to the Registrable Securities, including a sale pursuant to Regulation D under the Securities Act, during the 15-day period prior to, and during the 45-day period beginning on, the closing date of each underwritten offering under any Demand Registration Statement, and (ii) to use reasonable best efforts to cause each holder of its securities purchased from the Company, at any time on or after the date of this Agreement (other than in a registered public offering) to agree not to effect any public sale or distribution of any such securities during such period, including a sale pursuant to Rule 144 under the Securities Act.

                    (c) The Company may postpone for a reasonable period of time, not to exceed 30 days, the filing or the effectiveness of any Demand Registration Statement if the Board of Directors of the Company in good faith determines that (A) such registration might have a material adverse effect on any plan or proposal by the Company with respect to any financing, acquisition, recapitalization, reorganization or other material transaction, or (B) the Company is in possession of material non-public information that, if publicly disclosed, could result in a material disruption of a major corporate development or transaction then pending or in progress or in other material adverse consequences to the Company.

                    (d) If at any time any Holder of Registrable Securities to be covered by a Demand Registration Statement desires to sell Registrable Securities in an underwritten offering, such Holder shall have the right to select any nationally recognized investment banking firm(s) to administer the offering, subject to the approval of the Company, which approval shall not be unreasonably withheld, and the Company shall enter into underwriting agreements with the underwriter(s) of such offering, which agreements shall contain such representations and warranties by the Company, and such other terms, conditions and indemnities as are at the time customarily contained in underwriting agreements for similar offerings.

                    3.  Incidental Registration.  Subject to
          Section 5 hereof and the other terms and conditions set forth in this Section 3, if the Company proposes at any time to register any shares of Common Stock (the "Initially Proposed Shares") under the Securities Act for sale, whether or not for its own account, pursuant to an underwritten offering, the Company will promptly give written notice to the Holders of its intention to effect such registration (such notice to specify, among other things, the proposed offering price, the kind and number of securities proposed to be registered and the distribution arrangements, including identification of the underwriter(s)), and the Holders shall be entitled to include in such registration statements, as a part of such underwritten offering, such number of shares (the "Holder Shares") to be sold for the account of the Holders (on the same terms and conditions as the Initially Proposed Shares) as shall be specified in a request in writing delivered to the Company within 15 days after the date upon which the Company gave the aforementioned notice.

                    The Company's obligations to include Holder
          Shares in a registration statement pursuant to this
          Section 3 is subject to each of the following limitations, conditions and qualifications:

                         (i)  If, at any time after giving written
               notice of its intention to effect a registration of any of its shares of Common Stock and prior to the effective date of any registration statement filed in connection with such registration, the Company shall determine for any reason not to register all of such shares, the Company may, at its election, give written notice of such determination to the Holders and thereupon it shall be relieved of its obligation to use any efforts to register any Holder Shares in connection with such aborted registration.

                         (ii)  If, in the opinion of the managing
               underwriter(s) of such offering, the distribution of all or a specified portion of the Holder Shares would materially interfere with the registration and sale, in accordance with the intended method thereof, of the Initially Proposed Shares, then the number of Holder Shares to be included in such registration statement shall be reduced to such number, if any, that, in the opinion of such managing underwriter(s), can be included without such interference. If, as a result of the cutback provisions of the preceding sentence, the Holders are not entitled to include all of the Holder Shares in such registration, such Holders may elect to withdraw their request to include Holder Shares in such registration (a "Withdrawal Election").

                    If the Company shall so request in writing, each Holder agrees not to effect any public or private sale or distribution of any Registrable Securities (other than the Holder Shares) during the 15-day period prior to and during the 45-day period beginning on, the closing date of any underwritten public offering of shares of Common Stock made for the Company's own account.

                    4. Registration Procedures. (a) Whenever the Company is required to use all reasonable efforts to effect the registration of any Registrable Securities under the Securities Act pursuant to the terms and conditions of Section 2(a) or 3 (such Registrable Securities being hereinafter referred to as "Subject Shares"), the Company will use all reasonable efforts to effect the registration and sale of the Subject Shares in accordance with the intended method of disposition thereof. Without limiting the generality of the foregoing, the Company will as soon as practicable:

                         (i)  prepare and file with the Securities
               and Exchange Commission (the "SEC") a registration statement with respect to the Subject Shares in form and substance satisfactory to the Holders of the Subject Shares, and use all reasonable efforts to cause such registration statement to become effective as soon as possible;

                         (ii)  prepare and file with the SEC such
               amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for the applicable period and to comply with the provisions of the Securities Act with respect to the disposition of all Subject Shares and other securities covered by such registration statement;

                         (iii)  furnish the Holders covered by such
               registration statement, without charge, such number of conformed copies of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus included in such registration statement (including each preliminary prospectus), such documents incorporated by reference in such registration statement or prospectus, and such other documents, as such Holders may reasonably request;

                         (iv)  use all reasonable efforts to
               register or qualify the Subject Shares covered by such registration statement under the securities or blue sky laws of such jurisdictions as the managing underwriter(s) shall reasonably recommend, and do any and all other acts and things which may be reasonably necessary or advisable to enable the Holders to consummate the disposition in such jurisdictions of the Subject Shares covered by such registration statement, except that the Company shall not for any such purpose be required to (A) qualify generally to do business as a foreign corporation in any jurisdiction wherein it is not so qualified, (B) subject itself to taxation in any jurisdiction wherein it is not so subject, or (C) consent to general service of process in any such jurisdiction or otherwise take any action that would subject it to the general jurisdiction of the courts of any jurisdiction in which it is not so subject;

                         (v)  otherwise use its best efforts to
               comply with all applicable rules and regulations of the SEC;

                         (vi)  furnish, at the Company's expense,
               unlegended certificates representing ownership of the securities being sold in such denominations as shall be requested and instruct the transfer agent to release any stop transfer orders with respect to the Subject Shares being sold;

                         (vii)  notify each Holder at any time when
               a prospectus relating to the Subject Shares is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such Registration Statement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein (in the case of the prospectus or any preliminary prospectus, in light of the circumstances under which they were made) not misleading, and the Company will, as promptly as practicable thereafter, prepare and file with the SEC and furnish a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of Subject Shares such prospectus will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading;

                         (viii)  enter into customary agreements
               (including an underwriting agreement in customary form in the case of an underwritten offering) and make such representations and warranties to the sellers and underwriter(s) as in form and substance and scope are customarily made by issuers to underwriters in underwritten offerings and take such other actions as the Holders or the managing underwriter(s) or agent, if any, reasonably require in order to expedite or facilitate the disposition of such Subject Shares;

                         (ix)  make available for inspection by the
               Holders, any underwriter or agent participating in any disposition pursuant to such Registration Statement, and any attorney, accountant or other similar professional advisor retained by any such holders or underwriter (collectively the "Inspectors"), all pertinent financial and other records, pertinent corporate documents and properties of the Company (collectively, the "Records"), as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company's officers, directors and employees to supply all information reasonably requested by any such Inspector in connection with such Registration Statement. The Holders agree that Records and other information which the Company determines, in good faith, to be confidential and of which determination the Inspectors are so notified shall not be disclosed by the Inspectors unless (i) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in the Registration Statement, (ii) the release of such Records is ordered pursuant to a subpoena, court order or regulatory or agency request or (iii) the information in such Records has been generally disseminated to the public. Each Holder agrees that it will, upon learning that disclosure of such Record is sought in a court of competent jurisdiction or by a governmental agency, give notice to the Company and allow the Company, at the Company's expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential;

                         (x)  obtain for delivery to the Company,
               the underwriter(s) or their agent, with copies to the Holders, a "cold comfort" letter from the Company's independent public accountants in customary form and covering such matters of the type customarily covered by "cold comfort" letters as the Holders or the managing underwriter(s) reasonably request;

                         (xi)  obtain for delivery to the Holders
               and the underwriter(s) or their agent an opinion or opinions from counsel for the Company in customary form and reasonably satisfactory to the Holder, underwriters or agents and their counsel;

                         (xii)  make available to its security
               holders earnings statements, which need not be audited, satisfying the provisions of Section ll(a) of the Securities Act no later than 90 days after the end of the 12-month period beginning with the first month of the Company's first quarter commencing after the effective date of the Registration Statement, which earnings statements shall cover said 12-month period;

                         (xiii)  make every reasonable effort to
               prevent the issuance of any stop order suspending the effectiveness of the registration statement or of any order preventing or suspending the effectiveness of such registration statement at the earliest possible moment;

                         (xiv)  cause the Subject Shares to be
               registered with or approved by such other governmental agencies or authorities within the United States as may be necessary to enable the sellers thereof or the underwriters(s), if any, to consummate the disposition of such Subject Shares;

                         (xv)  cooperate with the Holders and the
               managing underwriter(s), if any, or any other interested party (including any interested broker-dealer) in making any filings or submission required to be made, and the furnishing of all appropriate information in connection therewith, with the National Association of Securities Dealers, Inc. ("NASD");

                         (xvi)  cause its subsidiaries to take
               action necessary to effect the registration of the Subject Shares contemplated hereby, including filing any required financial information;

                         (xvii)  effect the listing of the Subject
               Shares on the New York Stock Exchange or such other national securities exchange or over-the-counter market on which shares of the Common Stock shall then be listed; and

                         (xviii)  take all other steps necessary to
               effect the registration of the Subject Shares contemplated hereby.

                    (b) The Holders shall provide (in writing and signed by the Holders and stated to be specifically for use in the related registration statement, preliminary prospectus, prospectus or other document incident thereto) all such information and materials and take all such action as may be required in order to permit the Company to comply with all applicable requirements of the SEC and any applicable state securities laws and to obtain any desired acceleration of the effective date of any registration statement prepared and filed by the Company pursuant to this Agreement.

                    (c)  The Holders shall, if requested by the
          Company or the managing underwriter(s) in connection with any proposed registration and distribution pursuant to this Agreement, (i) agree to sell the Subject Shares on the basis provided in any underwriting arrangements entered into in connection therewith and (ii) complete and execute all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents customary in similar offerings.

                    (d)  Upon receipt of any notice from the
          Company that the Company has become aware that the prospectus (including any preliminary prospectus) included in any registration statement filed pursuant to
          Section 2(a) or 3, as then in effect, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, the Holders shall forthwith discontinue disposition of Subject Shares pursuant to the registration statement covering the same until the Holders' receipt of copies of a supplemented or amended prospectus and, if so directed by the Company, deliver to the Company (at the Company's expense) all copies other than permanent file copies then in the Holder's possession, of the prospectus covering the Subject Shares that was in effect prior to such amendment or supplement.

                    (e)  The Holders shall pay all out-of-pocket
          expenses incurred in connection with any Demand Registration Statements filed pursuant to Section 2(a) of this Agreement, including, without limitation, all SEC and blue sky registration and filing fees (including NASD fees), printing expenses, transfer agents and registrars' fees, underwriting discounts, commissions and expenses attributable to securities sold for the account of the Holders pursuant to such registration statement, fees and disbursements of the Company's counsel and accountants and fees and disbursements of experts used by the Company in connection with such registration statement. The Company shall pay any such out-of-pocket expenses incurred in connection with any registration statement filed pursuant to Section 3 of this Agreement, except that the Holders shall pay all underwriting discounts, commissions and expenses attributable to the Subject Shares sold pursuant to any such registration statement.

                    (f)  In connection with any sale of Subject
          Shares that are registered pursuant to this Agreement, the Company and the Holders shall enter into an agreement providing for indemnification of the Holders by the Company, and indemnification of the Company by the Holders, on terms customary for such agreements at that time (it being understood that any disputes arising as to what is customary shall be resolved by counsel to the underwriter(s)).

                    5. Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery or delivery by telex (with correct answerback received), telecopy or facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or
          (b) on the third business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.
          The addresses for such communications shall be:

                    If to the Company, to:

                    Marvel Entertainment Group, Inc.
                    387 Park Avenue South
                    New York, New York 10016
                    Attention:  General Counsel
                    Telecopy:  (212) 576-9346

                    If to Andrews, to:

                    Andrews Group Incorporated
                    3200 Windy Hill Road
                    Atlanta, Georgia 30339
                    Attention:  General Counsel
                    Telecopy:  770-563-9610

                    With a copy to:

                    MacAndrews & Forbes Holdings Inc.
                    35 East 63rd Street
                    New York, New York 10021
                    Attention:  Barry F. Schwartz
                    Telecopy: (212) 572-5056

                    If to any other Holder,
                    to such name at such address as such Holder shall have indicated in a written notice delivered to the other parties to this Agreement.

          Any party hereto may from time to time change its address for notices under this Section 5 by giving at least 10 days' notice of such changes to the other parties hereto.

                    6.  Waivers.  No waiver by any party of any
          default with respect to any provision, condition or requirement hereof shall be deemed to be a continuing waiver in the future thereof or a waiver of any other provision, condition or requirement hereof; nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

                    7.  Headings.  The headings herein are for
          convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

                    8. Successors and Assigns; Amendments. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns, including without limitation and without the need for an express assignment each subsequent Holder of any Registrable Securities. Except as provided in this
          Section 8, neither the Company nor any Holder shall assign this Agreement or any rights hereunder without the prior written consent of the other parties hereto. The assignment by a party of this Agreement or any rights hereunder shall not affect the obligations of such party hereunder. This Agreement may not be amended except by a written instrument executed by the parties hereto.

                    9.  No Third Party Beneficiaries.  This
          Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

                    10.  Governing Law.  This Agreement shall be
          governed by and construed and enforced in accordance with the internal laws of the State of Delaware without regard to the principles of conflicts of laws.

                    11. Entire Agreement. This Agreement contains the entire agreement of the parties hereto in respect of the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof.

                    12. Execution. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.


                    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date hereof.

                                   MARVEL ENTERTAINMENT GROUP, INC.

                                   By:
                                   Name:
                                   Title:

                                   ANDREWS GROUP INCORPORATED

                                   By:
                                   Name:
                                   Title: